As filed with the Securities and Exchange Commission on March 3, 2016

Registration No. 333-208968

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ILLUMINATION AMERICA, INC.

(Exact name of registrant as specified in its charter)

Florida	3646	27-1073696
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

561-997-7270

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Ismael Llera, President

ILLUMINATION AMERICA, INC.

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

561-997-7270

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew I. Telsey, Esq.

Andrew I. Telsey, P.C.

12835 E. Arapahoe Road

Tower I Penthouse #803

Centennial, CO 80112

Tel: (303) 768-9221

As soon as practicable after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company:

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, Par value $0.001 per share	2,485,432	$0.78	$1,938,637	$195.22*

__________________

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion, dated March 3, 2016

PROSPECTUS

PRELIMINARY

PROSPECTUS

2,485,432 Shares of Common Stock

This Prospectus relates to the offer and sale of up to 2,485,432 shares of our Common Stock (“Common Stock”) held by Selling Stockholders listed beginning on page 16 of this Prospectus (the “Selling Stockholders”), (the “Offering”). See “SELLING STOCKHOLDERS.”

The Selling Stockholders may sell their shares of our Common Stock (the “Shares”) from time to time at the initial price of $0.78 per share until our Common Stock is quoted on the OTCQB and thereafter at prevailing market prices or privately negotiated prices. Each Selling Stockholder is an underwriter within the meaning of Section 2(a)(11) of the Securities Act. See “DETERMINATION OF OFFERING PRICE,” “SELLING STOCKHOLDERS” and “PLAN OF DISTRIBUTION.”

We will pay the expenses of registering these Shares. We will not receive any proceeds from the sale of Shares of Common Stock in this Offering. All of the net proceeds from the sale of the Shares will go to the Selling Stockholders. The Selling Shareholders are expected to receive aggregate net proceeds of approximately $1,938,637 from the sale of their Shares (approximately $0.78 per share).

Our Common Stock is not currently listed for trading on any exchange. It is our intention to seek quotation on the OTCQB if we qualify for listing on the same. There can be no assurances that our Common Stock will be approved for trading on the OTCQB, or any other trading exchange.

This Prospectus is part of a registration statement that we have filed with the US Securities and Exchange Commission. Prior to filing of our registration statement, we were not a reporting company under the Securities Exchange Act of 1934, as amended. Following the effectiveness of our registration statement we will become subject to the reporting requirements under the aforesaid Act.

We are an “emerging growth company” as defined under the federal securities laws and are subject to reduced public company reporting requirements.

Investing in our Common Stock involves a high degree of risk. You should invest in our Common Stock only if you can afford to lose your entire investment.

SEE “RISK FACTORS” BEGINNING ON PAGE 4.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the registration statement that was filed by Illumination America, Inc. with the Securities and Exchange Commission. The Selling Stockholders may not sell these Shares until the registration statement becomes effective. This Prospectus is not an offer to sell these Shares and is not soliciting an offer to buy these Shares in any State where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____________, 201_

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PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you. Before making an investment decision, you should read the entire Prospectus carefully, including the “RISK FACTORS” section and the financial statements and the notes to the financial statements. In this Prospectus, the terms “the “Company,” “we,” “us” and “our” refer to Illumination America, Inc., unless otherwise specified herein.

We were originally formed in the State of Florida on October 6, 2009 as a limited liability company. On April 24, 2014 we reorganized as a Florida corporation. Since inception we have been engaged in the design, development, marketing and sales of energy-efficient lighting systems and solutions. Our business currently involves direct sales of Light Emitting Diode (“LED”) products, including customized resolution of client lighting issues, which is where we have been generating our revenues to date. We intend to expand our current business to include proprietary products currently under development, which we intend to enhance over the next 12 to 24 months.

Our current business and intended expansion include the following:

•	Direct Sales of Original Equipment Manufacturer (“OEM”) Products. To date, all of our revenues have been derived from direct sales earned on products sold by us. These products have been marketed and sold to multi-family housing (REITS), museums, churches and private schools, among others; and

•	Solutions. During the third quarter of 2015, we began to align our resources with developing our proprietary LED products. We have or are in the process of developing three products, each of which is expected to provide, high-quality, energy-efficient lighting application alternatives, primarily to the customers and markets requiring specific applications and solutions. This includes development of proprietary fixtures that unlike conventional fluorescent tube fixtures hold the LED tube in a more advantageous way, directing the LED light to achieve a broader and more even beam spread from fixture to fixture. The product is intended for continuous lighting such as hallways, where fixtures are mounted perpendicular to the direction of the hallway. We are in the process of filing our application for a patent for this initial product. See “Trademarks/Trade Names/Intellectual Property” below.

We are in development of a proprietary portable light source with several applications. This product is of our design and is currently being sourced for production. Our research and development team is headed by William Andrews who has over 40 years of architectural lighting design experience. He, along with outside consultants, is dedicated to developing and designing leading-edge LED lighting products. We work with contracted manufacturers from design to completion insuring the desired results.

In another example, we are currently working with four manufactures to develop and produce higher end, decorative, vapor proof units that house LED tubes. One manufacturer will provide the base fixture, another is producing a luminous lens of our own design, the third will supply the LED tube, and the fourth will provide the assembly.

We work with contracted manufacturers from design to completion insuring the desired results. By partnering with manufacturers we take advantage of their ability to bring our designs quickly to market thereby relieving ourselves of the heavy investment in machinery and their labor force already in place.

We pursue three avenues for sales: (i) sales through the manufactures pipeline, (ii) direct sales to high volume retailers and our “found” end users that has had the need for the product, and (iii) direct Internet sales at retail pricing.

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We are also looking to work with and/or acquire other lighting companies that target specific end-users in need of cost saving LED solutions, which is one of the principal reasons why we have elected to become a trading, reporting company. Because of our lack of financial resources we believe we will be able to utilize our securities as compensation in acquiring these other entities. See “RISK FACTORS.” However, as of the date of this Prospectus we do not have any definitive agreement with any third party to acquire any company and there are no assurances that any such agreement will be consummated in the future. See “BUSINESS – Growth by Acquisition.”

Based upon our current business plan, our ability to begin to generate profits from operations is dependent upon our obtaining additional financing and there can be no assurances that we will ever establish profitable operations. As we pursue our business plan we are incurring significant expenses without corresponding revenues. In the event that we remain unable to generate significant revenues to pay our operating expenses we will not be able to achieve profitability or continue operations. See “RISK FACTORS.”

In December 2015, we undertook a forward split of our issued and outstanding Common Stock whereby each share of Common Stock was exchanged for 1.2847603145 shares, with fractional shares rounded to the nearest round number. All references in the Prospectus to our outstanding Common Shares is presented on a post-forward split basis, unless indicated otherwise.

During the years ended December 31, 2012, 2013 and 2014, as well as in 2015, we undertook private offerings of our Common Stock wherein we sold an aggregate of 1,569,800 shares of our Common Stock (1,991,254 shares, post-forward split) for gross proceeds of $1,569,800 ($1.00 per share, $0.78 per share post-split) to 39 “accredited” investors, as that term is defined under the Securities Act of 1933, as amended. All of the shares sold in these private offerings are being registered herein.

During our fiscal years ended December 31, 2013 and 2014, we generated revenues of $63,970 and $114,696, respectively, and incurred net losses of $265,923 in 2013 and $209,882 in 2014. During the nine months ended September 30, 2015, we generated revenues of $172,922 and incurred a loss of $611,616. Total stockholders’ equity at September 30, 2015 was $(19,628). As of September 30, 2015, we had $7,957 in cash. See “RISK FACTORS” and “FINANCIAL STATEMENTS.”

Our principal offices are located at 2060 NW Boca Raton Blvd., #6, Boca Raton, FL 33431, telephone (561) 997-7270. Our website is www.illuminationamerica.com.

About The Offering

Common Stock to be Offered by Selling Shareholders	2,485,432 shares. This number represents approximately 24.9% of the total number of shares outstanding following this Offering.

Number of shares outstanding before and after the Offering	10,000,000 (1)

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock.

Risk Factors	See the discussion under the caption “RISK FACTORS” and other information in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

_________________________

(1)	Because we are not selling any of our Common Stock as part of this Offering, the number of issued and outstanding shares of our Common Stock will remain the same following this Offering.

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Selected Financial Data

The following selected financial data should be read in conjunction with our financial statements and the related notes to those statements included in “FINANCIAL STATEMENTS” and with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” appearing elsewhere in this Prospectus. The selected financial data has been derived from our audited and unaudited financial statements.

Our interim financial statements for the three and nine month periods ended September 30, 2015, as previously filed as part of our initial registration statement filed with the SEC on January 13, 2016, have been restated. The previously filed financial statements did not reflect the proper matching of revenues and cost during the appropriate quarterly interim periods. The net effect of this restatement on the nine month period ended September 30, 2015 was to reduce our net loss from $611,616 to $599,063; and to increase our revenue from $172.22 to $178,399. There was no impact on earnings per share. See Note 9 to our interim Financial Statements herein.

Statement of Operations:

		Year Ended December 31,
	Nine Months Ended September 30, 2015	2014	2013
	(Unaudited)
	Restated
Revenues	$178,399	$114,696	$63,970

Total operating expenses	$662,547	$260,464	$256,981
Income (Loss) from operations	$(617,712)	$(233,882)	$(289,923)
Related Party - Other income (expense)	$18,649	$24,000	$24,000
Provision for income tax	$–	$–	$–
Net income (loss)	$(599,063)	$(209,882)	$(265,923)
Net income (loss) per share – (basic and fully diluted)	$(0.07)	$(0.03)	$(0.04)
Weighted common shares outstanding	8,879,113	8,207,164	7,816,999

Balance Sheet:

	Year Ended December 31, 2014	Year Ended December 31, 2013

Cash	$1,176	$22,209
Current assets	$62,547	$55,360
Total assets	$62,547	$55,360
Current liabilities	$433,560	$192,291
Total liabilities	$433,560	$192,291
Total stockholders’ equity	$(371,013)	$(136,931)

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made some statements in this Prospectus, including some under “RISK FACTORS,” “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” “DESCRIPTION OF BUSINESS” and elsewhere, which constitute forward-looking statements. These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. These factors include, among other things, those listed under “RISK FACTORS” and elsewhere in this Prospectus. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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RISK FACTORS

An investment in our Common Stock is a risky investment. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing shares of our Common Stock offered hereby. We believe that we have included all material risks.

Risks Related to Our Business

Our independent accountants have expressed a "going concern" opinion.

Our financial statements accompanying this Prospectus have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The financial statements do not include any adjustment that might result from the outcome of this uncertainty. We have a minimal operating history and minimal revenues or earnings from operations. We have no significant assets or financial resources. We will, in all likelihood, sustain operating expenses without corresponding revenues for the immediate future. See “DESCRIPTION OF BUSINESS” and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Liquidity and Capital Resources.” There are no assurances that we will generate profits from operations.

We have not generated profits from our operations.

We incurred net losses of $265,923 in 2013, and $209,882 in 2014. Based upon our current business plan, our ability to begin to generate profits from operations is dependent upon our obtaining additional financing and there can be no assurances that we will ever establish profitable operations. As we pursue our business plan, we are incurring significant expenses without corresponding revenues. In the event that we remain unable to generate significant revenues to pay our operating expenses, we will not be able to achieve profitability or continue operations.

Our ability to continue as a going concern is dependent on raising additional capital, which we may not be able to do on favorable terms, or at all.

We need to raise additional capital to support our current operations and fund our sales and marketing programs. We estimate that we will need approximately $1,000,000 in additional capital in order to generate profits from operations. We can provide no assurance that additional funding will be available on a timely basis, on terms acceptable to us, or at all. If we are unsuccessful in raising additional funding, our business may not continue as a going concern. Even if we do find additional funding sources, we may be required to issue securities with greater rights than those currently possessed by holders of our Common Stock. We may also be required to take other actions that may lessen the value of our Common Stock or dilute our common stockholders, including borrowing money on terms that are not favorable to us or issuing additional equity securities. If we experience difficulties raising money in the future, our business and liquidity will be materially adversely affected. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Liquidity and Capital Resources,” below.

We do not currently have an external line of credit facility with any financial institution.

As indicated above, we have estimated that we need approximately $1,000,000 in additional capital to generate profits from operations. We have attempted to establish credit facilities with financial institutions but have experienced little or no success in these attempts due primarily to the current economic climate, specifically the reluctance of most financial institutions to provide such lines of credit to relatively new business ventures. We also have limited assets available to secure such a line of credit. We intend to continue to attempt to establish an external line of credit in the future, but there can be no assurances we will be able to do so. The failure to obtain an external line of credit could have a negative impact on our ability to generate profits.

Our financial results may fluctuate from period to period as a result of several factors which could adversely affect our stock price.

Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that will affect our financial results include:

●	acceptance of our products and market penetration;

●	the amount and timing of capital expenditures and other costs relating to the implementation of our business plan;

●	the introduction of new products by our competitors;

●	general economic conditions and economic conditions specific to our industry.

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As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, or marketing decisions or acquisitions that could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We are dependent upon third party suppliers of our products.

We are dependent on our foreign and domestic partners for our supplies of LED products. While we believe that there are numerous potential sources of LED products available, if these manufacturers were to cease production or otherwise fail to supply us with quality product in sufficient quantities on a timely basis and we were unable to contract on acceptable terms for these products with alternative manufacturers it would have a material adverse effect on our business.

If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future success and ability to implement our business strategy depends, in part, on our ability to attract and retain key personnel, and on the continued contributions of members of our senior management team and key technical personnel, each of whom would be difficult to replace. All of our employees, including our senior management, are free to terminate their employment relationships with us at any time. Competition for highly skilled technical people is extremely intense, and we face challenges identifying, hiring and retaining qualified personnel in many areas of our business. If we fail to retain our senior management and other key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our strategic objectives and our business could suffer.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

Generally accepted accounting principles and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

If we are unable to build and sustain proper information technology infrastructure, our business could suffer.

We depend on information technology as an enabler to improve the effectiveness of our operations and to interface with our customers, as well as to maintain financial accuracy and efficiency. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology infrastructure, we could be subject to transaction errors, processing inefficiencies, the loss of customers, business disruptions, or the loss of or damage to intellectual property through security breach. Our information systems could also be penetrated by outside parties’ intent on extracting information, corrupting information or disrupting business processes. Such unauthorized access could disrupt our business and could result in the loss of assets.

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Our new products may not achieve broad market acceptance, which would prevent us from increasing our revenue and market share.

If we fail to achieve broad market acceptance of our existing and new products, there could be an adverse impact on our ability to increase our revenue, gain market share, and achieve and sustain profitability. Our ability to achieve broad market acceptance for existing and additional products will be impacted by a number of factors, including:

•	our ability to timely introduce and complete new designs and timely qualify and certify our products;
•	whether the owners of large industrial or commercial facilities will continue to be willing to purchase our products given our current size of operations;
•	our ability to produce LED lighting systems that compete favorably against other solutions on the basis of price, quality, design, reliability and performance;
•	our ability to choose appropriate products from our suppliers that we will be able to modify to comply with local standards and regulatory requirements, as well as potential in-country manufacturing requirements; and
•	our ability to continue to develop and maintain successful relationships with our customers and suppliers.

In addition, our ability to achieve increased market share will depend on our ability to increase sales to commercial, residential and industrial facilities. These potential customers often have in certain cases made substantial investments in other types of lighting systems, which may create challenges for us to achieve their adoption of our LED solutions.

The LED lighting industry is highly competitive and we expect to face increased competition as new and existing competitors introduce competing products, which could negatively impact our results of operations and market share.

Marketing and selling our LED solutions against traditional lighting solutions is highly competitive, and we expect competition to intensify as new and existing competitors enter the LED lighting market. We believe that there are possibly a number of companies developing LED and other products that will compete directly with our LED systems.

Some of our competitors have announced plans to introduce LED products that could compete with our systems. Several of our existing and potential competitors are significantly larger, have greater financial, marketing, distribution, customer support and other resources, are more established than we are, and have significantly better brand recognition. Some of our competitors have more resources to develop or acquire, and more experience in developing or acquiring, new products and technologies and in creating market awareness for these products and technologies. Further, certain competitors may be able to develop new products more quickly than we can and may be able to develop products that are more reliable or which provide more functionality than ours. In addition, some of our competitors have the financial resources to offer competitive products at aggressive or below-market pricing levels, which could cause us to lose sales or market share or require us to lower prices for our LED systems in order to compete effectively. If we have to reduce our prices by more than we anticipated, or if we are unable to offset any future reductions in our average selling prices by increasing our sales volume, reducing our costs and expenses or introducing new products, our gross profit would suffer.

A drop in the price of electricity derived from the utility grid or from alternative energy sources may harm our business, financial condition and results of operations.

We believe that a decision to purchase an LED system is strongly influenced by the cost of electricity. Decreases in the prices of electricity would make it more difficult for all LED systems to compete. In particular, growth in unconventional natural gas production and an increase in global liquefied natural gas capacity are expected to keep natural gas prices relatively low for the foreseeable future. Persistent low natural gas prices, lower prices of electricity produced from other energy sources, such as nuclear power, or improvements to the utility infrastructure could reduce the retail price of electricity from the utility grid, making the purchase of an LED less economically attractive and lowering sales of our LED lighting systems. In addition, energy conservation technologies and public initiatives to reduce demand for electricity also could cause a fall in the retail price of electricity from the utility grid which could negatively impact our sales.

We depend upon a few manufacturers. Our operations could be disrupted if we encounter problems with these manufacturers.

We rely primarily upon the products of third party manufacturers with whom we have entered into agreements to allow us to offer their products on an exclusive basis. Our reliance on those manufacturers makes us vulnerable to possible capacity constraints and reduced control over component availability, delivery schedules, manufacturing yields and costs.

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The revenues that our manufacturers generate from our orders may represent a relatively small percentage of their overall revenues. As a result, fulfilling our orders may not be considered a priority in the event of constrained ability to fulfill all of their customer obligations in a timely manner. In addition, some of the facilities in which our products are manufactured are located outside of the United States. We believe that the location of these facilities outside of the United States increases supply risk, including the risk of supply interruptions or reductions in manufacturing quality or controls.

If our manufacturers were unable or unwilling to manufacture our products in required volumes and at high quality levels or renew existing terms under supply agreements, we would have to identify, qualify and select acceptable alternative manufacturers. An alternative contract manufacturer may not be available to us when needed or may not be in a position to satisfy our quality or production requirements on commercially reasonable terms, including price. Further, in most instances the products we purchase from any particular manufacturer are proprietary to that manufacturer and it would not be possible to source the same product from another manufacturer. Any significant interruption in manufacturing would require us to reduce our supply of products to our customers, which in turn would reduce our revenues, harm our relationships with our customers, and damage our relationships with our distributors and end customers and cause us to forego potential revenue opportunities.

If we are unable to effectively develop, manage and expand our distribution channels for our products, our operating results may suffer.

If we are unable to effectively penetrate additional business channels or develop alternate channels to ensure our products are reaching the appropriate customer base, our financial results may be adversely impacted. In addition, if we successfully penetrate or develop these channels, we cannot guarantee that customers will accept our products or that we will be able to deliver them in the timeline established by our customers.

We will rely on our lighting sales agents to develop and expand their customer base as well as anticipate demand from their customers. If they are not successful, our growth and profitability may be adversely impacted.

We will operate in an industry that is subject to significant fluctuation in supply and demand that affects our LED revenue and profitability.

The LED lighting industry is in the early stages of adoption and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life-cycles, and fluctuations in product supply and demand. The industry has experienced significant fluctuations, often in connection with, or in anticipation of product cycles and declines in general economic conditions. These fluctuations have been characterized by lower product demand, production overcapacity, higher inventory levels, and increased pricing pressure.

The adoption of or changes in government and/or industry policies, standards or regulations relating to the efficiency, performance or other aspects of LED lighting or changes in government and/or industry policies, standards or regulations that discourage the use of certain traditional lighting technologies, could impact the demand for our LED products.

The adoption of or changes in government and/or industry policies, standards or regulations relating to the efficiency, performance or other aspects of LED lighting may impact the demand for our LED products. Demand for our LED products may also be impacted by changes in government and/or industry policies, standards or regulations that discourage the use of certain traditional lighting technologies. For example, the Energy Independence and Security Act of 2007 in the United States imposed constraints on the sale of incandescent lights which began in 2012. These constraints may be eliminated or delayed by legislative action, which could have a negative impact on demand for our products.

Depressed general economic conditions, including the strength of the construction market, may adversely affect our operating results and financial condition.

Our business is sensitive to changes in general economic conditions, both inside and outside the United States. An economic downturn may adversely impact our business. Sales of our lighting products depend significantly upon the level of new building and renovation construction, which is affected by commercial and housing market trends, interest rates and the weather. In addition, due to the seasonality of construction and the sales of lighting products, our revenue and income have tended to be significantly lower in the first quarter of each year. We may experience substantial fluctuations in our operating results from period to period as a consequence of these factors. Slow growth in the economy or an economic downturn could adversely affect our ability to meet our working capital requirements and growth objectives, or could otherwise adversely affect our business, financial condition and results of operations. As a result, any general or market-specific economic downturns, particularly those affecting new building construction and renovation, or that cause end-users to reduce or delay their purchases of lighting products, services, or retrofit activities, would have a material adverse effect on our business, cash flows, financial condition and results of operations.

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Our operating results may fluctuate due to factors that are difficult to forecast and not within our control.

Our past operating results may not be accurate indicators of future performance, and you should not rely on such results to predict our future performance. Our operating results have fluctuated significantly in the past, and could fluctuate in the future. Factors that may contribute to fluctuations include:

•	changes in aggregate capital spending, cyclicality and other economic conditions, or domestic and international demand in the industries we serve;
•	our ability to effectively manage our working capital;
•	our ability to satisfy consumer demands in a timely and cost-effective manner;
•	pricing and availability of labor and materials;
•	our inability to adjust certain fixed costs and expenses for changes in demand;
•	seasonal fluctuations in demand and our revenue; and
•	disruption in component supply from foreign and or domestic vendors.

If LED lighting technology fails to gain widespread market acceptance or we are unable to respond effectively as new lighting technologies and market trends emerge, our competitive position and our ability to generate revenue and profits may be harmed.

To be successful, we depend on continued market acceptance of existing LED technology. Although adoption of LED lighting continues to grow, the use of LED lighting products for general illumination is in its early stages, is still limited and faces significant challenges. Potential customers may be reluctant to adopt LED lighting products as an alternative to traditional lighting technology because of its higher initial cost or perceived risks relating to its novelty, reliability, usefulness, light quality, and cost-effectiveness when compared to other established lighting sources available in the market. Changes in economic and market conditions may also affect the marketability of some traditional lighting technologies such as declining energy prices in certain regions or countries may favor existing lighting technologies that are less energy efficient, reducing the rate of adoption for LED lighting products in those areas. Even if LED lighting products continue to achieve performance improvements and cost reductions, limited customer awareness of the benefits of LED lighting products, lack of widely accepted standards governing LED lighting products, and customer unwillingness to adopt LED lighting products in favor of entrenched solutions could significantly limit the demand for LED lighting products and adversely impact our results of operations. In addition, we will need to keep pace with rapid changes in LED technology, changing customer requirements, new product introductions by competitors, and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. Development of new products incorporating advanced technology is a complex process subject to numerous uncertainties. We have previously experienced, and could in the future experience, delays in the introduction of new products. If effective new sources of light other than LEDs are discovered, our current products and technologies could become less competitive or obsolete. If others develop innovative proprietary lighting technology that is superior to ours, or if we fail to accurately anticipate technology and market trends, respond on a timely basis with our own development of new products and enhancements to existing products, and achieve broad market acceptance of these products and enhancements, our competitive position may be harmed and we may not achieve sufficient growth in our net sales to attain or sustain profitability.

If we are unable to manage any future growth effectively, our profitability and liquidity could be adversely affected.

Our ability to achieve our desired growth depends on our execution in functional areas such as management, sales and marketing, and general administration and operations. To manage any future growth, we must continue to improve our distribution, operational and financial processes and systems and expand, train and manage our employee base. If we are unable to manage our growth effectively, our business and results of operations could be adversely affected.

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If we are not able to compete effectively against companies with greater resources, our prospects for future success will be jeopardized.

The lighting industry is highly competitive. In the high performance lighting markets in which we sell our advanced lighting systems, our products compete with lighting products utilizing traditional lighting technology provided by many vendors. Additionally, in the advanced lighting markets in which we have primarily competed to date, competition has largely been fragmented among a number of small manufacturers. However, some of our competitors, particularly those that offer traditional lighting products, are larger, established companies with greater resources to devote to research and development, manufacturing and marketing, as well as greater brand recognition.

Moreover, we expect to encounter competition from an even greater number of companies in the general lighting market. Our competitors are expected to include the large, established companies in the general lighting industry, such as GE, Inc., Osram Sylvania, CREE, Inc. and Royal Philips Electronics. Each of these competitors has undertaken initiatives to develop LED technology. These companies have global marketing capabilities and substantially greater resources to devote to research and development and other aspects of the development, manufacture and marketing of LED lighting products than we possess. The relatively low barriers to entry into the lighting industry and the limited proprietary nature of many lighting products also permit new competitors to enter the industry easily.

In each of our markets, we also anticipate the possibility that LED manufacturers, including those that currently supply us with LEDs, may seek to compete with us. Our competitors’ lighting technologies and products may be more readily accepted by customers than our products. Moreover, if one or more of our competitors or suppliers were to merge with one another, the change in competitive landscape could adversely affect our competitive position. Additionally, to the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our net sales and profitability and our future prospects for success may be harmed.

We depend on independent sales representatives for a substantial portion of our net sales, and the failure to manage our relationships with these third parties, or the termination of these relationships, could cause our net sales to decline and harm our business.

We rely significantly on indirect sales channels to market and sell our products. Most of our products are sold through third-party independent sales representatives. In addition, these parties provide technical sales support to end-users. Our current agreements within these sales channels are generally non-exclusive, meaning they can sell products of our competitors. We anticipate that any such agreements we enter into in the future will be on similar terms. Furthermore, our agreements are generally short-term, and can be cancelled by these sales channels without significant financial consequence. We cannot control how these sales representatives perform and cannot be certain that we or end-users will be satisfied by their performance. If these sales representatives significantly change their focus away from us, or change their historical pattern of selling products from us, there could be a significant impact on our net sales and profits.

Our products could contain defects or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against us.

Despite product testing, defects may be found in our existing or future products. This could result in, among other things, a delay in the recognition or loss of net sales, loss of market share, or failure to achieve market acceptance. These defects could cause us to incur significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts, and harm our relationship with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our lighting products and would likely harm our business. Some of our products use line voltages (such as 120 or 277 AC), which involve enhanced risk of electrical shock, injury or death in the event of a short circuit or other malfunction. Defects, integration issues or other performance problems in our lighting products could result in personal injury or financial or other damages to end-users or could damage market acceptance of our products. Our customers and end-users could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

The cost of compliance with environmental, health and safety laws and regulations could adversely affect our results of operations or financial condition.

We are subject to a broad range of environmental, health, and safety laws and regulations. These laws and regulations impose increasingly stringent environmental, health, and safety protection standards and permitting requirements regarding, among other things, air emissions, wastewater storage, treatment, and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, the remediation of environmental contamination, and working conditions for our employees. Some environmental laws, such as Superfund, the Clean Water Act, and comparable laws in U.S. states and other jurisdictions world-wide, impose joint and several liability for the cost of environmental remediation, natural resource damages, third party claims, and other expenses, without regard to the fault or the legality of the original conduct, on those persons who contributed to the release of a hazardous substance into the environment. We may also be affected by future laws or regulations, including those imposed in response to energy, climate change, geopolitical, or similar concerns. These laws may impact the sourcing of raw materials and the manufacture and distribution of our products and place restrictions and other requirements on the products that we can sell in certain geographical locations.

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We believe that certification and compliance issues are critical to adoption of our lighting systems, and failure to obtain such certification or compliance would harm our business.

We are required to comply with certain legal requirements governing the materials in our products. Although we are not aware of any efforts to amend any existing legal requirements or implement new legal requirements in a manner with which we cannot comply, our net sales might be adversely affected if such an amendment or implementation were to occur.

Moreover, although not legally required to do so, we strive to obtain certification for substantially all our products. In the United States, we seek certification on substantially all of our products from Underwriters Laboratories (UL®) or Intertek Testing Services (ETL®). Although we believe that our broad knowledge and experience with electrical codes and safety standards have facilitated certification approvals, we cannot ensure that we will be able to obtain any such certifications for our new products or that, if certification standards are amended, that we will be able to maintain such certifications for our existing products. Moreover, although we are not aware of any effort to amend any existing certification standard or implement a new certification standard in a manner that would render us unable to maintain certification for our existing products or obtain ratification for new products, our net sales might be adversely affected if such an amendment or implementation were to occur.

Failure to effectively estimate employer-sponsored health insurance premiums and incremental costs due to the Affordable Healthcare Act could materially and adversely affect our results of operations, financial position, and cash flows.

In March 2010, the United States federal government enacted comprehensive health care reform legislation, which, among other things, includes guaranteed coverage requirements, eliminates pre-existing condition exclusions and annual and lifetime maximum limits, restricts the extent to which policies can be rescinded, and imposes new taxes on health insurers, self-insured companies, and health care benefits. The legislation imposes implementation effective dates that began in 2010 and extend through 2020 with many of the changes requiring additional guidance from federal agencies and regulations. Possible adverse effects could include increased costs, exposure to expanded liability, and requirements for us to revise the ways in which healthcare and other benefits are provided to employees. We continue to monitor the potential impacts the health care reform legislation will have on our financial results.

We may be subject to legal claims against us or claims by us which could have a significant impact on our resulting financial performance.

At any given time, we may be subject to litigation, the disposition of which may have an adverse effect upon our business, financial condition, or results of operation. Such claims include but are not limited to and may arise from product liability and related claims in the event that any of the products that we sell is faulty or contains defects in materials or design. We may be subject to patent infringement claims from our products. In addition, we may be subject to claims by our lenders, claims for rent, and claims from our vendors on our accounts payable; and although we have been able to obtain understandings with the foregoing and have informal forbearance agreements from those parties, one or more of them may elect to commence collection proceedings which could result in judgments against us and have a significant negative impact on our operations.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations increases our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the Jumpstart our Business Startups Act, or the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants who will increase our costs and expenses.

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In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

However, for as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We would cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of our becoming a reporting company, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities, or (iv) as of the end of any fiscal year in which the market value of our Common Stock held by non-affiliates exceeded $75 million as of the end of the second quarter of that fiscal year.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this Prospectus and in future filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

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Our management and principal shareholders have the ability to significantly influence or control matters requiring a shareholder vote and other shareholders may not have the ability to influence corporate transactions.

Currently, our principal shareholders own in excess of a majority of our outstanding Common Stock. As a result, they have the ability to determine the outcome on all matters requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions.

Risks Relating to our Common Stock

There is no trading market for our securities and there can be no assurance that such a market will develop in the future.

We intend to cause an application to be filed on our behalf to trade our Common Stock on the OTCQB in the near future. There is no assurance that our application will be approved, or once approved that a market will develop in the future or, if developed, that it will continue. In the absence of a public trading market, an investor may be unable to liquidate his investment in our Company.

There are no automated systems for negotiating trades on the OTCQB and it is possible for the price of a stock to go up or down significantly during a lapse of time between placing a market order and its execution, which may affect your trades in our securities.

Because there are no automated systems for negotiating trades on the OTCQB, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders, an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

If our application to trade our Common Stock is approved, our stock will be considered a “penny stock” so long as it trades below $5.00 per share. This can adversely affect its liquidity.

If our application to trade our Common Stock on the OTCQB is approved, of which there can be no assurance, it is anticipated that our Common Stock will be considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities. In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

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Any adverse effect on the market price of our Common Stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

Sales of substantial amounts of our Common Stock, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock, if and when such market develops in the future.

The market price of our Common Stock may fluctuate significantly in the future.

If our application to trade our Common Stock on the OTCQB is approved, we expect that the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

•	competitive pricing pressures;
•	our ability to market our services on a cost-effective and timely basis;
•	our inability to obtain working capital financing, if needed;
•	changing conditions in the market;
•	changes in market valuations of similar companies;
•	stock market price and volume fluctuations generally;
•	regulatory developments;
•	fluctuations in our quarterly or annual operating results;
•	additions or departures of key personnel; and
•	future sales of our Common Stock or other securities.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. In the past, securities class action litigation has often been brought against a company following periods of stock price volatility. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and our resources away from our business. Any of the risks described above could adversely affect our sales and profitability and also the price of our Common Stock.

Provisions of our Articles of Incorporation and Bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the Jumpstart our Business Startups Act, or the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

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However, for as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We would cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities, or (iv) as of the end of any fiscal year in which the market value of our Common Stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage once we put such coverages in place, which we intend to implement in the near future. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this Prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

The market price for our Common Stock will be particularly volatile given our status as a relatively unknown company, with a limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your Common Stock at or above your purchase price, which may result in substantial losses to you.

While there is no market for our Common Stock, our price volatility in the future will be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats. The volatility in our share price will be attributable to a number of factors. First, our Common Stock will be, compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could decline precipitously in the event that a large number of our Common Stock are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time.

Our future results may vary significantly which may adversely affect the price of our Common Stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our Common Stock may decline significantly.

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We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our Common Stock less attractive to investors.

As a reporting company under the Exchange Act, we expect to be classified as an "emerging growth company," as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act” or “33 Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we expect that we would be a “smaller reporting company.” In the event that we are still considered a “smaller reporting company,” at such time are we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects. Should we cease to be an “emerging growth company” but remain a “smaller reporting company”, we would be required to: (1) comply with new or revised US GAAP accounting standards applicable to public companies, (2) comply with new Public Company Accounting Oversight Board requirements applicable to the audits of public companies, and (3) to make additional disclosures with respect to related party transactions, namely Item 404(d).

Risks Relating To This Offering

There is no public market for the securities and even if a market is created, the market price of our Common Stock will be subject to volatility.

Prior to this Offering, there has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop after this Offering, or, if developed, be sustained. We anticipate that, upon completion of this Offering, we will cause an application to be filed on our behalf to list our Common Stock for trading on the OTCQB. If for any reason, however, our application is not approved or if and when listed we do not take all action necessary to allow such market to continue quotation on the OTCQB or a public trading market does not develop, purchasers of our Common Stock may have difficulty selling their securities should they desire to do so and holders may lose their entire investment.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

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State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this Prospectus.

If you purchase shares of our Common Stock sold in this Offering, you may not be able to resell the shares in any state unless and until the shares of our Common Stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our Common Stock for secondary trading, or identifying an available exemption for secondary trading in our Common Stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our Common Stock in any particular state, our Common Stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the market for our Common Stock will be limited which could drive down the market price of our Common Stock and reduce the liquidity of the shares of our Common Stock and a stockholder’s ability to resell shares of our Common Stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

USE OF PROCEEDS

We will receive none of the proceeds from the sale of the Common Stock issued and held by our Selling Stockholders in this Offering.

DETERMINATION OF THE OFFERING PRICE

There is no public market for our Common Stock. We have arbitrarily determined the offering price of our publicly tradable Common Stock offered pursuant to this Prospectus to be $0.78 per share. We believe that this price reflects the appropriate price that a potential investor would be willing to invest in our Common Stock at this initial stage of our development. The price was arbitrarily determined and bears no relationship whatsoever to our business plan, the price paid for our shares by our founders, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this Prospectus there is no market for our Common Stock. We intend to take certain steps to cause a licensed market maker to file an application with FINRA to list our Common Stock for trading on the OTCQB. There can be no assurances that our Common Stock will be approved for listing on the OTCQB, or any other existing U.S. trading market. See “RISK FACTORS.”

Holders

As of the date of this Prospectus we had 47 holders of record for our Common Shares. See “DESCRIPTION OF SECURITIES.”

We are registering the 2,485,432 shares of Common Stock held by 41 holders of our Shares in our registration statement of which this Prospectus is a part.

Dividend Policy

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to develop and market our products. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

SELLING STOCKHOLDERS

The Selling Stockholders named in this Prospectus are offering the 2,485,432 shares of Common Stock offered through this Prospectus. The Selling Stockholders acquired the 2,485,432 shares of Common Stock offered through this Prospectus from us in either our private placement transactions pursuant to Regulation D promulgated under the 33 Act, via assignment from existing shareholders or as a result of other authorized issuance by our Board of Directors pursuant to available exemptions from registration.

The following table provides as of the date of this Prospectus, information regarding the beneficial ownership of our Common Stock held by each of the Selling Stockholders and the percentage owned by each Selling Stockholder. Assuming all of the shares registered below are sold by the Selling Stockholders, none of the Selling Stockholders will own one percent or more or our Common Stock.

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Name of Selling Shareholder(1)	Shares of Common Stock Owned (2)	% of Ownership
ANN FRIEDBERG	642	*
RAMON ADONI	1,285	*
ALLEN APPELSTEIN	1,285	*
RONNIE B ARONSON & HOWARD ARONSON JT	642	*
BLAKE BENDETT	642	*
JOY BENDETT	1,285	*
DALE BROADRICK	513,904	5.1%
KRISTEN CAMPAGNA	7,709	*
CHERRY PIPES LTD (3)	128,476	1.3%
PEDRO D CORREA	6,424	*
CLIFFORD J DRAGONETTI	642	*
DANIEL FEINBERG	642	*
FREDERICK M FRIEDMAN	642	*
MICHAEL FRIEDMAN	90,576	*
GARY GELMAN	12,848	*
RYAN KAVANAUGH	3,854	*
KEVIN A KIRSTEIN	642	*
DANIEL KRUPA	1,285	*
JODI KUDLER	51,390	*
HOLLY J LAND	13,490	*
CAROL N LEVINE	642	*
GEORGE LEVY	359,732	3.6%
STACIE LEVY	642	*
MONA LIEBMANN	64.880	*
RONALD LIEBMANN	234,212	2.3%
SHAWN MACARTHUR	64,238	*
MAGDALENA MUNIAK	195,284	2%
RONALD E NEDRY	32,119	*
PETER GOLD REVOCABLE LIVING TRUST	102,781	1%
PETER GOLD	102,781	1%
GEORGE B PICK	6,424	*
HOWARD SCHNEIDER & JIM CAVANAUGH JT TEN	128,476	1.3%
CHERYL SCHNEIDLER	1,651	*
DENNIS SCHNEIDLER	1,651	*
MICHAEL SCHNEIDLER	1,651	*
MATHEW ASHER SCHWARTZ	825	*
DAVID B SHEPARD & MYRNA A SHEPARD JT EN	38,543	*
ANDREW TELSEY (4)	146,145	1.5%
PAUL STEPHENS	128,476	1.3%
NICHOLAS J TERRICONE	23,126	*
KERRY F WALSH	12,848	*
TOTALS	2,485,432	24.9%

* less than 1%

(1)	The named party beneficially owns such shares. The numbers in this table assume that none of the Selling Stockholders purchases additional shares of Common Stock.
(2)	All of the shares listed are being offered by each of the Selling Shareholders listed.
(3)	The principal of this company is David Cherry.
(4)	Mr. Telsey is the owner and principal shareholder of Andrew I. Telsey, P.C., our legal counsel.

None of the Selling Stockholders has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years.

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PLAN OF DISTRIBUTION

The Selling Stockholders registering Common Stock and any of his/her pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. The Selling Stockholders may offer shares in transactions at fixed or negotiated prices. We intend to encourage a securities broker-dealer to apply on Form 211 to quote our stock in the OTCQB, concurrent with the date of the Prospectus, but we cannot assure when or whether this application will be approved or that, if approved, quotations of our Common Stock will commence on any trading facility or will result in the development of a viable trading market for our shares sufficient to provide stockholders with the opportunity for liquidity. See “RISK FACTORS.” Sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales in amounts to be negotiated, but in the case of an agency transaction not in excess of a customary brokerage commission, and in the case of a principal transaction a markup or markdown not in excessive amounts. Each Selling Stockholder is an underwriter, within the meaning of Section 2(a)(11) of the Securities Act. Any broker-dealers or agents that participate in the sale of the Common Stock or interests therein may also be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. A Selling Stockholder, who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act is subject to the Prospectus delivery requirements of the Securities Act.

We are bearing all costs relating to the registration of the Common Stock, which are estimated at approximately $42,386. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with the sale of the Common Stock. We are paying the expenses of the Offering because we seek to enable our Common Stock to be traded on the OTCQB. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our Common Stock if our Common Stock is approved for trading on the OTCQB. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages, and liabilities, including liabilities under the 33 Act.

We agreed to keep this Prospectus effective until the earlier of: (i) the date on which the shares may be resold by the Selling Stockholders without registration by reason of Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market-making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “RISK FACTORS” and “DESCRIPTION OF BUSINESS” and elsewhere in this Prospectus. See “RISK FACTORS.”

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

We were originally formed in the State of Florida on October 6, 2009 as a limited liability company. On April 24, 2014 we reorganized as a Florida corporation. Since inception we have been engaged in the design, development, marketing and sales of energy-efficient lighting systems and solutions. We have intended to create and develop a reliable source of revenue from our activities in order to create the opportunity to market proprietary products that can be utilized both in a commercially beneficial manner, as well as on a custom basis.

We have never been subject to any bankruptcy proceeding. Our executive offices are located at 2060 NW Boca Raton Blvd, Suite 6, Boca Raton, FL 33431, telephone (561) 997-7270. Our website address is www.illuminationamerica.com.

Results of Operations

Comparison of Results of Operations for the nine months ended September 30, 2015 and 2014

During the nine months ended September 30, 2015, we generated revenues of $178,399, compared to revenues of $73,035 during the nine months ended September 30, 2014, an increase of $105,364. We believe that our quarterly and annual revenues and gross margins are not indicative of sustainable revenue and margin levels we expect to achieve. Additionally, LED projects vary significantly in size and complexity. Therefore, until we achieve higher sustainable revenue levels individual LED projects could have a material impact on revenue comparisons from period to period. LED projects we typically undertake vary in size and complexity. For example the number of LED bulbs and fixtures required for an office building may vary from the amount required for a small retail outlet. Our revenues increased during the nine months ended September 30, 2015 compared to the same period in 2014 because we undertook more projects in 2015 and these projects were larger in size, requiring more bulbs and fixtures.

Gross margin is calculated by subtracting cost of sales from revenue. Gross margin percentage is calculated by dividing gross margins by revenue. Our gross margin has been and will continue to be affected by a variety of factors, including product mix and fluctuations in the cost of purchased products and components and our ability to properly estimate the costs of projects.

Gross margin for the nine month period ended September 30, 2015 was $44,835, or 25.1% of revenue, as compared to gross margin of $30,637, or 41.9% of revenue, during the corresponding period in the prior year. The decrease in our gross margins during the nine months ended September 30, 2015 reflects the impact of our product mix and the type of job we undertook. The amount of mark-up we can take on our products varies from job to job and impacted by factors such as market competition, type of fixtures to be installed and the lighting budgets of each client.

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Operating expenses during the nine months ended September 30, 2015, were $662,547, compared to operating expenses of $187,907 incurred during the nine months ended September 30, 2014, an increase of $474,640. The principal reason for this increase is $350,000 in non-cash stock compensation incurred during the relevant period in 2015, compared to $0 in the prior period. The remaining expense increase in the 2015 period primarily comprised of General and Administrative expenses commensurate with our increased selling and operating activity. Other expenses remained relatively constant during this period, except for payroll expense, which decreased by $14,275.

We also generated $18,649 in additional income from subletting a portion of our leased office space.

As a result, we generated a net loss of $611,616 during the nine months ended September 30, 2015 ($0.09 per share), compared to a net loss of $139,270 during the nine months ended September 30, 2014 ($0.02 per share)

Comparison of Results of Operations for the three months ended September 30, 2015 and 2014

During the three months ended September 30, 2015, we generated revenues of $90,693, compared to revenues of $59,773 during the three months ended September 30, 2014, an increase of $30,920. The increase in revenue was due to three additional LED projects that were completed in 2015 compared to 2014.

Gross margin is calculated by subtracting cost of sales from revenue. Gross margin percentage is calculated by dividing gross margins by revenue. Our gross margin has been and will continue to be affected by a variety of factors, including product mix and fluctuations in the cost of purchased products and components and our ability to properly estimate the costs of projects.

Gross margin for the three month period ended September 30, 2015 was $24,611 or 27.1% of revenue, as compared to gross margin of $30,093 or 50.3% of revenue, during the corresponding period in the prior year. The decrease in our gross margins during the three months ended September 30, 2015 reflects the impact of our product mix and the type of job we undertook. The amount of mark-up we can take on our products varies from job to job and are impacted by factors such as market competition, type of fixtures to be installed and the lighting budgets of each client.

Operating expenses during the three months ended September 30, 2015, were $504,805, compared to operating expenses of $84,381 incurred during the three months ended September 30, 2014, an increase of $420,424. The principal reason for this increase is primarily attributable to $350,000 in non-cash stock compensation expenses during the relevant period in 2015, compared to $0 in the prior period. Other increased expenses during the three month period ended September 30, 2015 compared to the same three month period in 2014 included payroll expense, which increased $10,700. We also generated approximately $6,000 in additional income from subletting a portion of our leased office space.

As a result, we generated a net loss of $523,912 during the three months ended September 30, 2015 ($0.08 per share), compared to a net loss of $48,288 during the three months ended September 30, 2014 ($0.01 per share)

Comparison of Results of Operations for the Years ended December 31, 2014 and 2013

During the years ended December 31, 2014 and 2013 we generated revenues of $114,696 and $63,970, respectively. This increase in revenues was as a result of what we consider to be expected business development, as well as our engaging in larger projects in 2014. We believe that our quarterly and annual revenues and gross margins are not indicative of sustainable revenue and margin levels we expect to achieve. Additionally, LED projects vary significantly in size and complexity. Therefore, until we achieve higher sustainable revenue levels individual LED projects could have a material impact on revenue comparisons from period to period. LED projects we typically undertake vary in size and complexity. For example the number of LED bulbs and fixtures required for an office building may be less than required for a small retail outlet.

Gross margin is calculated by subtracting cost of sales from revenue. Gross margin percentage is calculated by dividing gross margins by revenue. Our gross margin has been and will continue to be affected by a variety of factors, including product mix and fluctuations in the cost of purchased products and components and our ability to properly estimate the costs of projects.

Gross margin for the year ended December 31, 2014 was $26,582, or 23.2% of revenue, as compared to gross margin of negative $(32,942) or negative (51.5%) of revenue, during the corresponding period in the year ended December 31, 2014. The increase in our gross margins during the three months ended December 31, 2015 is primarily attributable to the write down of approximately $40,000 in inventory in 2013 which was charged to cost of sale in 2013 when there were no write downs of inventory and due to an improvement in the gross margin percentages of jobs we accepted in 2014 compared to 2013.

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Operating expenses during the year ended December 31, 2014, were $260,464, compared to operating expenses of $256,981 during the year ended December 31, 20143, an increase of $3,483. General and administrative costs (“G&A”) increased by $65,521 during 2014, compared to the same period ended in 2013. This increase is primarily attributable to the change in our operations from using consultants in 2013 which amount to $95,860, and were included in G&A cost, compared to our use of full time employees to replace consultants in 2014 amounting to $65,870 which are now classified as “payroll expenses” in our income statements. Professional fees also increased by $32,956 during 2014. We anticipate that our operating expenses will increase in the future as a result of increased business opportunities.

As a result, we generated a net loss of $209,882 during the year ended December 31, 2014 ($0.03 per share), compared to a net loss of $265,923 during the year ended December 31, 2013 ($0.03 per share. $0.04 per share pre forward split).

Liquidity and Capital Resources

At September 30, 2015, we had $7,957 in cash.

Net cash used in operating activities was ($308,219) during the nine months ended September 30, 2015, compared to ($132,523) during the same period in 2014. We anticipate that overhead costs in current operations will increase in the future as a result of our anticipated increased marketing activities.

Cash flows provided or used by financing activities for the nine month periods ended September 30, 2015 and 2014 were $315,000 and $114,000, respectively. All of net cash was provided from the issuance of capital stock and will vary from period to period based on the effectiveness of our fund raising efforts.

Cash flows provided or used in investing activities were $-0- during the nine months ended September 30, 2015 and 2014.

Net cash used in operating activities was ($146,833) during the year ended December 31, 2014, compared to ($387,736) during the same period in 2014. The decrease in net cash used in operating activities is primarily attributable to an increase in amounts due to related parties of $61,100 in 2014 compared to 2013, and a decrease in the operating loss in 2014 from ($265,923) in 2013 to ($209,882) in 2014. We anticipate that overhead costs in current operations will increase in the future as a result of our anticipated increased marketing activities.

Cash flows provided or used by financing activities were $125,800 and $405,000, during the years ended December 31, 2014 and December 31, 2013, respectively. All of net cash was provided from the issuance of capital stock and will vary from period to period based on the effectiveness of our fund raising efforts.

During the years ended December 31, 2012, 2013 and 2014, as well as in 2015, we undertook private offerings of our Common Stock wherein we sold an aggregate of 1,569,800 shares of our Common Stock (1,991,254 shares, post forward split) for gross proceeds of $1,569,800 ($1.00 per share, $0.78 per share post-split) to 36 “accredited” investors, as that term is defined under the Securities Act of 1933, as amended, as well as three non-residents of the United States. All of the shares sold in this private offering are being registered herein. Subsequently, in December 2015, we undertook a forward split of our issued and outstanding Common Stock whereby each share of Common Stock was exchanged for 1.2847603145 shares, with fractional shares rounded to the nearest round number. All references in the Prospectus to our outstanding Common Shares is presented on a post forward split basis, unless indicated otherwise.

We believe that our principal difficulty in our inability to successfully generate profits has been the lack of available capital to operate and expand our business. We believe we need a minimum of approximately $1,000,000 in additional working capital to be utilized for beta testing of our website, intellectual property filings, product development, marketing and working capital. As of the date of this Prospectus we have no commitment from any investor or investment-banking firm to provide us with the necessary funding and there can be no assurances we will obtain such funding in the future. Failure to obtain this additional financing will have a material negative impact on our ability to generate profits in the future. See “RISK FACTORS.”

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Critical Accounting Policies and Estimates

Critical accounting estimates – The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Stock-based Compensation – We account for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Leases – We follow the guidance in ASC 840 “Leases,” which requires us to evaluate the lease agreements we enter into to determine whether they represent operating or capital leases at the inception of the lease.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the nine months ended September 30, 2015.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Recent Accounting Pronouncements

Under the Jumpstart Our Business Startups Act, or the JOBS Act, we meet the definition of an “emerging growth company.” We have irrevocably elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. As a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non- emerging growth companies.

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which amends the existing accounting standards for revenue recognition.

In June 2014 FASB issued Accounting Standards Update (ASU), ASU 2014-10 regarding development stage entities. The ASU removes the definition of development stage entity, as was previously defined under generally accepted accounting principles in the United States (U.S. GAAP), from the accounting standards codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the ASU eliminates the requirements for development stage entities to (i) present inception-to-date information in the statement of income, cash flow and stockholders' equity, (ii) label the financial statements as those of a development stage entity, (iii) disclose a description of the development stage activities in which the entity is engaged, and (iv) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

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We follow accounting guidance in ASC 740 – “Accounting for Income Taxes.” ASC Topic 740 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

During May 2014, the FASB and IASB issued ASU 2014-09, Revenue from Contracts with Customers, which provides new guidance on the recognition of revenue under ASC 606 and states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard will be effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. The Company is currently evaluating the impact of the adoption of this accounting standard update on the financial position and the results of operations.

On June 10, 2014, The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, consolidation removes all incremental financial reporting requirements from GAAP for development stage entities, including the removal of Topic 915 from the FASB Accounting Standards Codification. For the first annual period beginning after December 15, 2014, the presentation and disclosure requirements in Topic 915 will no longer be required for the public business entities. The revised consolidation standards are effective one year later, in annual periods beginning after December 15, 2015. Early adoption is permitted. The Company has adopted this amendment effective this current fiscal year.

There were various other accounting standards and interpretations issued during 2014, none of which are expected to have a material impact on our consolidated financial position, operations or cash flows.

DESCRIPTION OF BUSINESS

Overview

We were originally formed in the State of Florida on October 6, 2009 as a limited liability company. On April 24, 2014 we reorganized as a Florida corporation. Since inception we have been engaged in the design, development, marketing and sales of energy-efficient lighting systems and solutions. Our business currently involves direct sales of LED products, , including customized resolution of client lighting issues, which is where we have been generating our revenues to date. We intend to expand our current business to include proprietary products currently under development, which we intend to enhance over the next 12 to 24 months.

Our current business and intended expansion include the following:

•	Direct Sales of Original Equipment Manufacturer (“OEM”) Products. To date, all of our revenues have been derived from direct sales earned on products sold by us and our independent sales representatives. These products have been marketed and sold to multi-family housing (REITS), museums, churches and private schools, among others; and

•	Solutions. During the third quarter of 2015, we began to align our resources with developing our proprietary LED products. We have or are in the process of developing three products, each of which is expected to provide, high-quality, energy-efficient lighting application alternatives, primarily to the customers and markets requiring specific applications and solutions. This includes development of proprietary fixtures that unlike conventional fluorescent tube fixtures hold the LED tube in a more advantageous way, directing the LED light to achieve a broader and more even beam spread from fixture to fixture. The product is intended for continuous lighting such as hallways, where fixtures are mounted perpendicular to the direction of the hallway. We are in the process of filing our application for a patent for this initial product. See “Trademarks/Trade Names/Intellectual Property” below.

We are in development of a proprietary portable light source with several applications. This product, which we have named the Multi-tasker, is of our design and is currently being sourced for production. The Multi-tasker is a low voltage magnetic portable LED light bar kit that can be powered by several sources including a car battery, cigarette lighter, or any 110kV outlet.  The multi-tasker comes with a 20' extension cord, attachment, built in magnets so it can attach to any metal surface, compound tape for attachment to non-metal surfaces,  red and yellow lenses for hazard warnings, the back of the light bar is also a ruler. The Multi-Tasker can be used in cars, boats, trailers, garages, tents, and anywhere where portable light is needed.

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Our research and development team is headed by William Andrews who has over 40 years of architectural lighting design experience. He, along with outside consultants, is dedicated to developing and designing leading-edge LED lighting products. We work with contracted manufacturers from design to completion insuring the desired results. By partnering with manufacturers we take advantage of their labor force already in place, as well as their ability to bring our designs quickly to market thereby relieving ourselves of the heavy investment in machinery.

In another example, we are currently working with four manufactures to develop and produce higher end, decorative, vapor proof units that house LED tubes. One manufacturer will provide the base fixture, another is producing a luminous lens of our own design, the third will supply the LED tube, and the fourth will provide the assembly.

Our services commence with a functional and aesthetic analysis that leads to supplying the end products that meet our client’s needs. We consider ourselves a full service LED company. We are a direct factory representative that sells direct to the end user. To date, substantially all of our revenue has come from the sale of LED tubes and fixtures. If we enter into a project requiring installation, this installation is performed by the client or from a third party contractor.

We pursue three avenues for sales, including:

•	Direct sales to high volume retailers such as Auto Zone, Bass Pro Shops, TA Truck Stops, Ace and True Value Hardware of our proprietary multi-purpose portable lighting product. We also intend to market our product to other entities that our sales force identifies. In the future, we also intend to utilize other independent sales brokers in the LED industry, but this is not expected to occur until we are in production with our proprietary product.

•	Direct Internet sales at retail pricing.

•	Sales through a manufactures’ pipeline. Several manufactures wholesale their own proprietary products through the internet, catalogues and direct sales forces. We intend to piggy-back our products through these same channels and generate a royalty from these manufacturers’ selling our products.

During 2013, we completed 23 contracts, including installation of (i) interior lighting for G&V LLC, which included a group of 3 restaurants; (ii) Duncan Donuts interior display and outside lighting; (iii) St. Gregory Episcopal Church, including the installation of landscaping lights; and (iv) installation of exhibit lighting at the Museum of Arts, Ft. Lauderdale, FL and The Museum of Science and History, Jacksonville, FL. We also installed a number of various residential fixtures at private residences and businesses.

During 2014, we completed 30 contracts to install LED lighting, including exhibit lighting at The History of Miami Museum and the Blue Shift Project Museum, as well as installation of display case lighting and exterior lighting for various Duncan Donut locations.

During 2015, we completed 27 contracts including exhibit lighting for The History of Miami Museum; interior exhibit lighting at Florida International University/Frost Museum, entry way lighting to individual apartments at The Park of Dorchester and The Park of Knightsbridge; exterior landscape and elevation lighting, interior general lighting and highlighting the alter at St. Gregory’s Episcopal Church; exterior parking lot lights and building facade at Lost Tree Preserve; interior and exterior lighting for Aqua Gulf Corp Headquarters; installation of outside fixtures at Burger King; replacement of fluorescent lighting at Papa John’s Pizza and at various Duncan Donuts; and installation of interior lighting at St. John Paul gymnasium.

As of the date of this Prospectus we are working on nine commercial projects, including multifamily apartment complexes, corporate Class “A” office buildings, private schools, and others. We estimate that we will generate aggregate gross revenues of approximately $200,000 from these projects. However, there are no assurances that all of these projects will be completed.

We believe that one of our strengths is our ability to understand the uniqueness of LED lighting (being directional in light emission) and knowing which manufacturer of the lamps and bulbs and the fixtures would work best together to achieve the desired functional and aesthetic effects required by the site requirements. Most light companies sell bulbs and represent certain manufactures existing products. They do not provide solutions to unique situations. Rather than simply selling retro-fit light bulbs our process encompasses a holistic approach that may include a completely different approach to lighting the spaces under review.

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Target Markets

We have identified five separate markets where we have, or intend to direct our sales efforts, including:

1. Museum and Galleries – There are a total of 35,000 museums in the United States, most of whom currently utilize florescent or halogen lighting. We have identified this market as being ready to update their facilities. To date we have designed and installed new lighting at 6 museums.

Below are some LED lighting exhibits of museum projects that were completed in 2015.

(History of Miami Museum – “The Beatles Exhibit” Miami, Florida)

(The Blue Shift Project Museum- Miami Beach, Florida)

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Our products have resolved a number of issues being experienced by these museums. Concealed lighting found in display boxes (used extensively in natural history museums) , and jewelry cases are much better served by enhanced LED lighting that not only gives off more natural beam spread and eliminates harmful UV rays but also reduces a degrading heat source in these small enclosed spaces by 80% or 90 degrees vs. 450 degrees for halogen lighting according to Underwriters Laboratory (UL).

2. Multi-Family Housing (REITs) – We provide site specific solutions through design and development of specific fixtures including our custom, proprietary products not generally available in the marketplace. We attempt to generate business in this market through referrals, including leads from manufacturers, attendance at trade shows and in-house sales calls and mailings. We installed LED lighting in 4 multi-housing projects in 2015.

3. Super Retail – We believe that the potential exists for some of our proprietary products currently in development, including our Multi-Tasker LED portable light can be sold at retail stores like Big Lots, Auto Zone, Pep Boys, Bed Bath & Beyond, and Wal-Mart.

4. Design and Consulting Services - for new construction and retro fitting existing locations.

(In October of 2015, 24 new LED High Bay fixtures were installed at St. John Paul II High School in Boca Raton, Florida)

5. Schools and Gymnasiums - In addition, we have assessed the need to reduce power and eliminate maintenance on gym lighting. The product, a 150 watt, 15,750 lumen LED High Bay fixture, replaces 430 watt metal halide fixtures that constantly require ballast and bulb replacements. It is estimated the next time these fixtures will need maintenance will be in the year 2030. Another advantage is that these LED High Bay fixtures do not require a warm up period. They are instant off and on so that at down hours during the day there is no need to leave the lighting on, thus saving even more on the electric bill.

Key Strategic Business and Marketing Objectives

We hope to differentiate ourselves from our competition by using 40 years of commercial design experience to identify voids in the marketplace and provide solutions either through existing products or the design and development of new LED lighting fixtures that can, in addition to solving the existing problem, grow our portfolio of products. The fixture designs would then be made available to other manufacturers that may wish to include our designs in their portfolio. In addition we would market the product to distributors and targeted end users.

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When appropriate, we would seek design or utility patents. We have experience in submitting patent applications so we are familiar with what new designs have merit to do the filings. We have already identified “voids” in the market where new solutions would fit. As of the date of this Prospectus we have several products in various parts of the design/development stage we believe could be ready to be manufactured this year. There are no assurances this will occur.

Generally we intend to do the following:

•	Stay near the lead in technological advancements.
•	Focus on High ROI products with widest use in the commercial, industrial and institutional sectors.
•	Target customers where economics carry the day and where utility costs, maintenance costs and incentives may be the highest.
•	Seek out companies where, a “green image” is important.
•	Pursue larger customers who can undertake an ongoing LED roll-out over many years at large volumes.
•	Focus initial marketing and R&D on those products with the widest potential appeal.
•	Analyze and protect intellectual property.
•	Offer free beta site testing in a typical facility to prove efficacy.
•	Provide financing options that allows energy savings to pay for LEDs.

Product Fulfillment

We purchase products from several manufacturers in the USA and elsewhere, including Orion Energy System, MSI, Deep Roof, CREP, Green Giant Lighting LLC, Paraflex, AMAX and SATCO. to supply products to our targeted market. As we believe is traditional in our industry, we do not have contracts with these companies, but submit purchase orders on an individual basis for each product order we submit. Generally, turn around delivery takes between 4 to 12 weeks from the date we submit the purchase order, depending upon the complexity of the order product, as many of these products are custom solutions. We have analyzed delivery and financing needs and believe that we have a logical and achievable plan for satisfying larger orders in this manner. We work with the aforesaid contract manufacturers from design to completion insuring the desired results. By partnering with manufacturers we take advantage of their ability to bring our designs quickly to market thereby relieving ourselves of the heavy investment in machinery and their labor force already in place.

While there are no assurances, based upon our review of current pricing for this manner of fulfillment it is expected to yield very healthy gross margins of approximately 40%, even at large volume levels. While pricing and margins could change, we believe that there is an opportunity to further increase profitability through continued product design and innovation.

We will continue to design in-house and will gradually expand this capability to satisfy domestic requirements, product research, and other demands. However, we anticipate that most of our larger demand will be fulfilled via sub-contract options.

Sales and Revenue/ Strategy

We produce replacements for commonly used fixtures of our design that will meet or exceed the rated life of competitive LED lighting and fixtures. We believe our products stands out by utility, quality and features that are not yet available in the marketplace. Such features include long lasting marine grade decorative fixtures for residential and commercial use, proprietary light diffusing lenses and a proprietary utility bracket for LED tubes to enhance even light distribution.

The greatest advantage of LED light is cost efficiency and the lifespan and quality of the light. We believe our advantage can extend to the “Go Green” initiative that we believe provide us with an advantage when we are faced with competition from traditional lighting methods. The ability to adapt our basic products to wide-scale applications also allows us to stand out and fit in to special requirements in large scale applications.

Currently our sales growth is directed to multi-family housing, museums, schools, class “A” office buildings, strip centers and recreational parks, which we believe provide us with sizable potential revenue sources. We have also identified potential large corporate customers who control large property portfolios in the millions of square feet. We either develop and sell LED lights, or sell existing product lines, fixtures and components, or partner with innovative manufacturers to provide commercial and institutional users with state-of-the-art technology. Ultimately, we believe that the performance in terms of payback and longevity will enable us to penetrate the highest levels of institutional decision makers and achieve high volume sales to prestigious clients. In turn, this will enable us to establish large scale brand recognition that will be vital to future success in this rapidly emerging industry. There are no assurances that our efforts in this regard will be successful.

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Our early sources of revenue that are continuing to be pursued are museums and fine art galleries. There are over 340 museums in Florida alone and 1700 throughout the United States. From our experience thus far, this untapped large market is eager to convert to LED for several reasons besides the obvious substantial savings. LED lighting makes the exhibits look better and because of the reduced heat and UV free properties, they are safer to use.

Sales revenue is currently generated through the efforts of our management and through three independent lighting sales representatives who are based in Tampa, FL, Lexington, KY and New York City. Each of these representatives is provided with both exclusive accounts and territories and are paid on a commission basis. Sales made by our management are not subject to any commission payment.

Growth by Acquisitions

We are also looking to work with and/or acquire other lighting companies that target specific end-users in need of cost saving LED solutions opening up what may be new product opportunities for us. If we are successful, the acquisition of related, complimentary businesses is expected to increase revenues and profits by providing a broader range of services in vertical markets which are consolidated under one parent, thus reducing overhead costs by streamlining operations and eliminating duplicitous efforts and costs. There are no assurances that we will increase profitability if we are successful in acquiring other synergistic companies.

Management will seek out and evaluate related, complimentary businesses for acquisition. The integrity and reputation of any potential acquisition candidate will first be thoroughly reviewed to ensure it meets with management’s standards. Once targeted as a potential acquisition candidate, we will enter into negotiations with the potential candidate and commence due diligence evaluation of each business, including its financial statements, cash flow, debt, location and other material aspects of the candidate’s business. One of the principal reasons for our filing of our registration statement of which this Prospectus is a part and the filing of an application to list our securities for trading is our intention to utilize the issuance of our securities as part of the consideration that we will pay for these proposed acquisitions. If we are successful in our attempts to acquire synergistic companies utilizing our securities as part or all of the consideration to be paid, our current shareholders will incur dilution. See “RISK FACTORS.”

In implementing a structure for a particular acquisition, we may become a party to a merger, consolidation, reorganization, joint venture, or licensing agreement with another corporation or entity. We may also acquire stock or assets of an existing business. On the consummation of a transaction, we do not intend that our present management and shareholders will no longer be in control of our Company.

As part of our investigation, our officers and directors will meet personally with management and key personnel, may visit and inspect material facilities, obtain independent analysis of verification of certain information provided, check references of management and key personnel, and take other reasonable investigative measures, to the extent of our limited financial resources and management expertise. The manner in which we participate in an acquisition will depend on the nature of the opportunity, the respective needs and desires of us and other parties, the management of the acquisition candidate and our relative negotiation strength.

We will participate in an acquisition only after the negotiation and execution of appropriate written agreements. Although the terms of such agreements cannot be predicted, generally such agreements will require some specific representations and warranties by all of the parties thereto, will specify certain events of default, will detail the terms of closing and the conditions which must be satisfied by each of the parties prior to and after such closing, will outline the manner of bearing costs, including costs associated with our attorneys and accountants, will set forth remedies on default, and will include miscellaneous other terms.

Depending upon the nature of the acquisition, including the financial condition of the acquisition company, as a reporting company under the Securities Exchange Act of 1934 (the “34 Act”), it may be necessary for such acquisition candidate to provide independent audited financial statements. If so required, we will not acquire any entity which cannot provide independent audited financial statements within a reasonable period of time after closing of the proposed transaction. If such audited financial statements are not available at closing, or within time parameters necessary to insure our compliance with the requirements of the 34 Act, or if the audited financial statements provided do not conform to the representations made by the candidate to be acquired in the closing documents, the closing documents will provide that the proposed transaction will be voidable, at the discretion of our present management. If such transaction is voided, the agreement will also contain a provision providing for the acquisition entity to reimburse us for all costs associated with the proposed transaction.

As of the date of this Prospectus we have no agreement, understanding, plan, arrangement or commitment to acquire any other business. Further, the aforesaid disclosure is not intended to indicate that we have any immediate intention to engage in a merger or acquisition with any unidentified company or companies, entity or person, nor is it intended to convey any such intention. Rather, we believe that there are many small independent LED companies that may be interested in being acquired as part of a consolidation of the LED industry. Neither we nor any member of our management or other of our affiliates intend for our company to be used as a vehicle for a private company to become a reporting company.

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Advantages of LED Lights

An LED is a semiconductor device which converts electricity into light. LED lighting has been around since the 1960’s, but is just now becoming integral in the lighting industry. At the end of 2007, Congress enacted the Energy Independence and Security Act, which gave the directive to end production of most incandescent bulbs between 2012 and 2014. The United States Department of Energy estimates that the adoption of LED lighting across the US would reduce greenhouse emissions by 246 metric tons, reduce electric consumption by 25% percent, and save the energy equivalent to 24 large power plants. While LEDs make up only about 2 to 3% of the $80 Billion lighting market today, analysts estimate that by 2020 they will comprise over 85%.

LED lighting has been used in low-tech items for over ten years in everyday appliances, digital equipment that requires continual lighted read-outs, traffic lights, mining lights, automobile dashboards and other applications, but it has only been recently that the LED lighting industry has been able to make the advances in technology that is transforming the lighting industry. We now have powerful every day lamps that use as little as 15% to 20% of the electric power needed for existing light bulbs.

A 2014 study undertaken by the European Commission Joint Research Centre Institute for Energy and Transport labeled “Update on the Status of LED Market” “European Study” identified that the LED market’s rapid market growth is due mainly to three emerging trends:

•	Recent LED chip performance advancements which allow more cost effective designs for replacing existing lighting systems;

•	Newly introduced utility energy efficiency financial incentives for converting to these LED-based systems; and
•	Increased interest from building owners in applying sustainably oriented lighting retrofits that save money for their operations.

Additionally, energy use and energy savings linked to LED-Lighting achieve the expected 50 to 70% energy savings in the lighting domain, and reach up to 80% savings when coupled with smart controls. In this study some recent estimations of expected energy savings are presented. In the United States, lighting consumed about 18% of the total site electricity use in 2010, according to a recent U.S. Department of Energy report. The bulk of this amount being consumed by inefficient light sources such as the ubiquitous incandescent bulb, followed by linear fluorescent lamps.

The European study also shows that LED lighting technology has the potential to reduce U.S. lighting energy usage by nearly one half. By 2030, the projected annual savings due to increased use of LED’s relative to conventional technology is about 300 TWh (a billion kilowatts) or about US$ 30 billion in energy savings at 2012’s energy prices. This 300 TWh savings is equivalent to the annual electrical output of about fifty 1000 MW power plants, enough electricity to power 24 million U.S. homes. When the entire 2010–2030 time period is considered, the cumulative energy savings are about 2700 TWh or US$ 250 billion at 2012’s energy prices.

LED’s are highly energy efficient, contain no mercury and have a longer (up to 80%) life span than their incandescent light bulb counterparts. Although diodes come in different sizes most are about ¼ inch in diameter and uses about 10 milliamps to operate at about a tenth of a watt. LED’s are small in size and provide higher intensity.

LEDs are better at placing light in a single direction than incandescent or fluorescent bulbs. They are more rugged and damage-resistant than compact fluorescents and incandescent bulbs. LEDs are durable, and resistant to thermal and vibration shock. They turn on instantly from -40C to 185C, making them ideal for multiple applications in “every walk of life.” LEDs don’t flicker and are consistent, as opposed to the pulsating image from florescent lighting.

LED lighting is also a function of the “greener” style of living. The conversion to LED lighting continues to gain momentum and traction, and we believe LEDs are emerging as the #1 lighting option because they use a fraction of the energy used in today’s incandescent light bulbs and last 10 times longer. They are also considered environmentally safer than florescent lights, which contain mercury. LEDs have many energy efficient advantages over traditional lighting methods. These include: low energy consumption, long service life, and no infrared or ultraviolet radiation which degrades fine art. LEDs also have more consistent color temperatures making it ideal for museums, galleries and retail applications. The adoption of LEDs and global energy conservation are new ways of managing energy efficiency. LED lighting is a perfect example of low cost, consumer friendly technology that has a real impact on the amount of energy consumed.

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The LED market has skyrocketed from 0.3% of the lighting industry market share in 2010 to approximately 18% in 2015 according to greentechmedia.com. Goldman Sachs recently stated that “estimated LED penetration of the global lighting market from 2010 to 2020 will reach over 60%. Forbes magazine has predicted that growth will reach about 70%. According to McKinsey & Company, a respected international consulting firm, the worldwide lighting market will grow form estimated current levels of approximately $82 billion, to $159 billion by 2020.

This has created a massive window of opportunity that must be met due to six primary reasons for replacement and new installation applications:

1.	Substantial direct energy savings.

2.	LEDs produce 50%-80% less heat than conventional light sources thereby providing substantial reduction in HVAC (air conditioning) savings.

3.	LEDs last considerably longer than conventional lighting (50-150,000 hours).

4.	LEDs do not typically burn out like traditional bulbs but rather decrease in light output.

5.	Reduction of labor and replacement costs.

6.	Non Toxic, recyclable product.

7.	Federal, State, Municipal Tax incentives.

8.	Utility Rebates.

Our staff has over 40 years in commercial lighting design. Our Chief Operating Officer, William Andrews, has a significant background in commercial interior design where he was awarded Illuminating Engineering Society awards for his creative approach to lighting.

The transition from conventional lighting to LED has raised several issues and brought forth tremendous opportunity. For those seeking to market to the residential community the issues are minor and therefore lends itself to high volume producers and mass merchandisers. For those like us, who have chosen to concentrate on industrial and commercial applications; the issues are more complex and require true expertise. It is this expertise that we believe will enable us to build long lasting relationships. By promoting our solution-based approach in one area, clients tend to ask us to look at other areas of need rather than sourcing products through general supply based companies.

To facilitate our business of providing state of-the-art and custom solutions, we have assembled a network of strategic partners that include professional sales representatives, manufacturers and distributors. Our vision is to use our expertise and knowledge in the area of commercial lighting to identify and bring together opportunities for our advanced LED lighting products. Our goal is to avoid having to compete strictly on price.

disadvantages of LED Lights

Numerous high profile companies both domestically and internationally have recently transitioned, or are in process of changing the lighting in their offices, warehouses, hospitals, municipal buildings, schools, outdoor lighting venues and other locations, to LED lighting from conventional lighting. Nevertheless, the LED lighting market is a relatively new market compared to conventional non-LED lighting market and as such has certain disadvantages.

The disadvantages of LED lighting include the following:

•	Pricing – although LED pricing continues to fall as technology improves, it currently remains initially priced significantly higher than conventional lighting, although over the long run, savings on energy consumption and less frequent replacement makes LED lighting less expensive than conventional lighting. The amount and timing of these savings will be dependent on the price of electricity within the jurisdiction where the lighting is installed, and on the amount of time during the day and night the LED lighting is used;

•	Design characteristics – due to the design of the LED bulbs, retrofitting or replacing current lighting is sometimes difficult to accomplish;

•	Lighting color- the lighting color of LED technology is currently limited and may be unsatisfactory as a replacement for some existing conventional lighting applications; and

•	Shape or Look of LED bulb – in some applications that shape or look of the bulb may not suitable

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Competition

We currently face competition from both traditional lighting companies that provide general lighting products, such as incandescent, fluorescent and neon lighting, and from specialized lighting companies that are engaged in providing LED products. In general, we compete with both groups on the basis of design, innovation, quality of light, maintenance costs, safety issues, energy consumption, price, product quality and brightness.

We compete with traditional lighting companies, including Acuity Brands Lighting, Inc., Cooper Lighting (a division of Cooper Industries, Inc.), Hubbell Lighting, Inc. (a division of Hubbell Incorporated), Juno Lighting Group (a division of Schneider Electric SA), Osram Sylvania, and Royal Philips Lighting (a division of Koninklijke Philips Electronics N.V.) in the general illumination market. Our LED products tend to be alternatives to traditional lighting sources for applications within the commercial market. In these markets, we compete on the basis of energy savings, lamp life and durability.

We also compete with providers of LED replacement lamps and other energy efficient lighting products and fixtures. These companies include traditional lighting companies such as Sylvania and Philips; specialized lighting companies such as Lighting Science Group Corporation; certain packaged LED suppliers such as Cree, which is primarily a manufacturer of LEDs; as well as multiple low cost offshore providers. In the market for LED lighting products, we compete on the basis of design, innovation, light quality, maintenance costs, safety issues, energy consumption, price, product quality, Energy Star, ETL and UL certifications.

We have identified several other companies with whom we compete in the commercial LED lighting market, including:

Lighting Science Group. Lighting Science Group has focused much of their efforts on the manufacture of replacement bulbs for conventional residential and commercial fixtures. They also work on specialty design lighting for architects. However, within their catalog there are a few fixtures that are direct competition to our product line, including:

•	Flat LowBay Light – This fixture has been presented as competition with our series to be used in overhead applications inside of parking garages or under canopies. In head-to-head comparisons for canopy lighting products from our contracted manufacturers utilized by CVS for their 7700 drug stores, LSG’s fixture was considered and rejected as an option because of the difficulty to install and because of inconsistent light output and poor performance, having less foot candles, using more watts, and showed a lower efficiency of all products tested with a stand-alone Payback/ROI model.

•	LSR Series – These fixtures are LSG’s parking lot lights. Like practically every parking lot fixture available right now, the LSR series does not achieve the requirements for public safety. This specific application is flooded with competition both domestic and international. Our manufacturing partner is close to developing a product that will achieve these safety requirements.

Acuity Brands Lighting. Acuity has a similar catalog and approach to LSG. They have a considerable amount of architectural and bulb replacement products. They also have done considerable work on high hat fixtures to help in the performance of their replacement bulbs. They also have a few products which serve as competition to our product line, including their RTLED and TLED Series. These are Acuity’s Lithonia fixture that serves as an indoor fluorescent replacement which competes directly with our panel series. These products are designed to look more like a fluorescent replacement and less like a clean panel. We believe that our comparable replacements achieve a much higher efficiency than anything in this series, are easier to install, and much more economical.

Lunera. Like us, Lunera has directed their efforts to the commercial space. They do not have a large number of product lines but what they have is competitive in certain applications with our fixtures. Lunera’s fluorescent replacement series include “The Grid” and “The Suspended Family” which are comparable in cost and appearance to standard replacements, but not our fixture-free patent pending alternative. We believe that our product line is slightly brighter but it is fair to describe these products as direct competition to our standard series.

Albeo Lighting. Albeo has focused their attention to warehouse and industrial applications. They market their “High Bay and Low Bay” series. Our suppliers have gone up against Albeo over a dozen times in lighting shootouts and the comparison supports our products. We believe our DL Series is superior in both brightness and at 1/4th the size of the Albeo fixture, it also has lower wattage consumption, kelvin temperature and price.

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Government Regulation

We are not subject to any extraordinary governmental regulations.

Employees

As of the date of this Prospectus we have two employees, Mr. Llera and Mr. Williams, both members of our management, plus three commission only sales representatives. We have consulted with and expect to continue to use the services of independent consultants and contractors with whom our management has a pre-existing relationship to perform various professional services, particularly in the area of sales. We expect that we will continue to use contractors to assist us with our clients.

Our employees work at will and are not represented by a collective bargaining unit. We believe our relationship with our employees is excellent. None of our employees are members of any union.

Trademarks/Trade names/Intellectual Property

We are in the process of submitting patent applications, including a priority fixture patent that, unlike conventional fluorescent tube fixtures, holds the LED tube in what we consider to be a more advantageous way, directing the LED light to achieve a broader and more even beam spread covering from fixture to fixture. The product is intended for continuous lighting such as hallways, where fixtures are mounted perpendicular to the direction of the hallway.

We are also currently working with four manufactures to develop and produce higher end, decorative, vapor proof units that house LED tubes. One will manufacture and provide the fixture, another is producing a luminous lens of their own design, the third will supply the LED tube, and the fourth will provide the assembly.

We have additional products in design and development that we will be seeking to gain “patent approval” in 2016.

We also attempt to protect our intellectual property via the deployment of non-disclosure agreements. There are no assurances that these non-disclosure agreements will prevent a third party from infringing upon our rights. See “RISK FACTORS.”

Property

Our principal place of business is located at 2060 NW Boca Raton Blvd., Suite 6, Boca Raton, FL 33431, which consists of approximately 1,550 square feet, which lease expires in November 2018. This space consists of four executive and open areas. We renewed this lease during the 4th quarter of 2015. We pay monthly rent of $2,669.99 during the initial year of the lease, escalating to $2,738.33 per month during year 2 and $2,806.80 per month during year 3 for this location. Management believes that this space will meet our needs for the foreseeable future. Our telephone number is (561) 997-7270.

Since November 2012 we have sublet approximately 500 square feet of this space to an affiliated company, which sublease terminates December 31, 2016, unless extended. We receive monthly rent of $2,000 per month for this sublease.

Legal Proceedings

We are unaware of any pending or threatened litigation by or against us.

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LED Lighting Industry Trends

LED’s are semiconductor-based devices that generate light. As the cost of LEDs decreases and their performance improves, we expect that they will continue to compete more effectively in the general illumination market versus traditional lighting. High-brightness LEDs are the core, light-producing components within an LED lighting system. We believe the LED lighting industry is experiencing the following trends:

•	Technological Innovations Expand LED Functionality. Since the introduction of the first visible LED in the 1960s, the technology has offered an increasingly wide variety of colored lighting, beginning with red and expanding to green, yellow and orange. Initial rudimentary applications included traffic lights, automotive brake lights and indicator lights. In the mid-1990s, LEDs became capable of emitting blue light. With the advent of blue LEDs, combined with phosphor technology, LEDs made another technological leap by emitting white light. This breakthrough enabled LEDs to compete with traditional lighting solutions for applications in commercial, industrial and residential markets. In an effort to lower energy consumption, lighting companies are focusing on increasing “lumens per watt.” Lumens per watt (often referred to as “efficacy”) is an industry standard that measures the amount of light emitted per watt of electrical power used, meaning the more lumens per watt, the more energy-efficient the product. Traditional incandescent lighting sources can produce between 10 and 35 lumens per watt, while fluorescent and HID light sources can produce output exceeding 100 lumens per watt. Today’s LEDs are currently performing well over 100 lumens per watt at the LED level, making them comparable to, and often better than, fluorescent and HID light sources.

•	High Energy Costs Drive LED Adoption. As a result of high energy prices and the expectation that prices will continue to rise, businesses and consumers are increasingly adopting new technologies to reduce energy consumption. LED lighting technology is inherently more energy efficient and can result in more than 80% power savings over incandescent solutions. According to The Department of Energy, 22% of all energy consumption in the United States is from lighting applications. This combined rate represents approximately 35% of all energy consumption in commercial buildings as compared to approximately 15% for residential users and 5% for industrial companies. Despite safety issues and concerns, compact fluorescent (CFL) lamps are used for lighting energy conservation. However, recent technological advancements to LED lighting have made it more commercially viable in terms of brightness, efficiency, lamp life, safety and color-rendering (CRI). In addition, competitive pressures, declining LED costs and greater manufacturing efficiencies are driving down LED lamp prices. As a result of these gains and while there can be no assurances, we believe LED adoption should continue to expand. For example, LED lamps are currently outselling CFL lamps in Japan as the quality of light is far superior to CFLs. In 2011, an analysis of the global lighting market by Freedonia predicts that the LED market share for new construction will grow from 7% in 2010 to 70% in 2020. In the same period, LED market share for replacement lamps and retrofits will soar from 5% to 53%. In dollars, the same study estimated that the overall LED lighting market will grow by about 30% per year and reach approximately $84 billion in 2020.

•	Legislative Influences Spur Market Adoption of Energy Efficient LED Lighting. Government regulations, such as initiatives by the United States Department of Energy and the Environmental Protection Agency’s Energy Star Certification Program, are driving adoption of more energy efficient lighting solutions. Energy Star sets industry-wide international recommendations for lighting products that outline efficiency and performance criteria, helping manufacturers promote their products and purchasers better understand lighting products. Governments are also adopting or proposing legislation to promote energy efficiency and conservation. Lower energy consumption translates into lower electricity generation, often from coal power plants, and thus can significantly lower carbon emissions. Legislative actions to promote energy efficiency can beneficially impact the LED lighting market in the countries adopting such legislation and other countries, as well. For example, several countries have effectively banned the 40, 60, and 100-watt incandescent light bulbs and are expected to progressively apply these restrictions to lower-wattage bulbs. In addition, LED lighting solutions are free of hazardous materials such as mercury, which can be harmful to the environment. Any restrictions on the use of hazardous substances could adversely affect one of the LED lamp’s primary competitors, the CFL market.

While LEDs make up only about 2 to 3% of the $80 billion lighting market today, analysts estimate that by 2015 they will comprise over 48% and by 2020, 85% according to Stock Opportunity: LED Industry.

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MANAGEMENT

Executive Officers, Directors and Key Personnel

The following table sets forth information regarding our management:

Name	Age	Position

Ismael A. Llera	53	President, Chief Executive Officer, Chief Financial Officer

William Andrews	69	Chief Operating Officer, Vice President – Sales, Marketing and Design

Darren M. Marks	48	Director

Melvin Leiner	75	Director

The above listed members of our management will serve until the next annual meeting of the shareholders of our Company or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified.

Mr. Llera is the brother-in-law of Melvin Leiner. No other family relationship exists by or among our management.

Biographies

Ismael A. Llera, President, Chief Executive Officer and Chief Financial Officer. Mr. Llera was appointed to his positions with our Company in October 2014. Prior, from January 2004 through October 2014 he was Vice President of Administration for DNA Brands, Inc., which was formerly a public reporting company engaged in the sale and marketing of energy drinks and meat snacks and located in Boca Raton, FL. Mr. Llera received a Bachelor of Science degree from Barry University in 1985. He devotes all of his time to our affairs.

William Andrews, Chief Operating Officer, Vice President – Sales, Marketing and Design. Mr. Andrews has held his positions with our Company since June 2015. Prior to our incorporation, Mr. Andrews was our operations manager in charge of sales marketing and design. Prior to joining Illumination America in 2009, Mr. Andrews owned and operated his own commercial interior design company for 35 years. He devotes all of his time to our affairs.

Darren M. Marks, Director. Mr. Marks was one of our Managers while we were a limited liability company. When we converted into a corporation he became a Director. In addition, Mr. Marks is also Chairman and CEO of Grom Social, Inc., a privately held Florida corporation with a digital and social media platform focused on providing kids between the ages of 5 to16 a safe educational, fun, and highly interactive social networking platform. Also, since July 2010 he has been a Director of DNA Brands, Inc., Boca Raton, FL, a company engaged in the sale and marketing of energy drinks and meat snacks. He was the President, Chief Executive Officer of that company from July 2010 through January 1, 2015. Prior, from 2007 through July 2010, he held similar positions with DNA Beverage, Inc. He devotes only such time as necessary to our business, which is not expected to exceed 10 hours per month.

Melvin Leiner, Director. Mr. Leiner was one of our Managers while we were a limited liability company. When we converted into a corporation he became a Director. In addition, he is and has been Executive Vice President, Chief Financial Officer, Chief Operating Officer, Secretary, Treasurer and a Director of DNA Brands, Inc. since July 2010. Prior from 2007 through July 2011, he held similar positions with DNA Beverage, Inc., the predecessor company of DNA Brands, Inc. He devotes only such time as necessary to our business, which is not expected to exceed 20 hours per month.

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Director Independence

Our Board is currently composed of two members. Our Common Stock is not currently listed for trading on a national securities exchange and, as such, we are not subject to any director independence standards. No member of our Board of Directors is considered an independent director. We evaluated independence in accordance with the rules of The New York Stock Exchange, Inc., which generally provides that a director is not independent if: (i) the director is, or in the past three years has been, an employee of ours; (ii) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (iii) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (iv) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (v) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (vi) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues.

Once we achieve public status, of which there can be no assurance, we will insure that our committees as well as Board of Directors complies with all the requirements of a public company under the auspices of the OTC Marketplace.

Board Committees

As of the date of this Prospectus we do not have any committees of our Board of Directors. We expect to form an Audit Committee, a Compensation Committee, a Corporate Governance Committee, and a Nominating Committee in the near future.

EXECUTIVE COMPENSATION

Remuneration

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our executive officers. We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity, although we may choose to adopt a policy in the future.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Ismael A. Llera,	2013	13,398	-	-	-	13,398
President, CEO, CFO	2014	35,860	-	-	-	35,860
	2015	75,000	-	-	-	75,000

William Andrews, COO, Vice President	2013	72,000	-	-	-	72,000
	2014	72,000	-	-	-	72,000
	2015	72,000	-	-	-	72,000

Salaries are established by our Board of Directors. We currently do not have a Compensation Committee but expect to have one in place in the future once we have independent directors. None of our employees are employed pursuant to an employment agreement.

Compensation of Directors

Other than the compensation described above in the Summary Compensation Table, our officers and directors are reimbursed for actual expenses incurred.

Stock Plan

We have not adopted a stock plan but may do so in the future.

Employment Agreements

None of our executive officers are party to any employment agreement with us.

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding beneficial ownership of our Common Stock as of the date of this Prospectus by (i) each person who is known by us to own beneficially more than 5% of our Common Stock, (ii) each of our officers and Directors, and (iii) all Directors and executive officers as a group.

Class of Securities	Name and Address	# of Common Shares	% of Class

Common	Darren Marks (1) 2060 NW Boca Raton Blvd., #6, Boca Raton, FL, 33431	2,890,711	28.9%

Common	Melvin Leiner (1) 2060 NW Boca Raton Blvd., #6, Boca Raton, FL, 33431	2,890,711	28.9%

Common	Ismael Llera(1) 2060 NW Boca Raton Blvd., #6, Boca Raton, FL, 33431	642,380	6.4%

Common	William Andrews(1) 2060 NW Boca Raton Blvd., #6, Boca Raton, FL, 33431	642,380	6.4%

Common	All Officers and Directors as a Group (4 persons)	7,066,302	70.7%

_______________

(1) Officer and/or director of our Company

(2) Held under the name Family Tys, LLC.

(3) Held under the name 4 Life LLC

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to verbal agreements, our directors have advanced working capital to pay certain of our expenses. The advances are due on demand and non-interest bearing. The outstanding amount due to related parties was $67,419 and $86,774 as of September 30, 2015 and December 31, 2014, respectively.

Since November, 2012, we have sub-leased a portion of ours office space to a related company, Grom Holdings, Inc., at the rate of $2,000 per month. Grom is a privately held company that is controlled by our 2 directors. As of September 30, 2015 and December 31, 2014, the balances owed to us by Grom for the rent on this space were $35,195 and $26,000, respectively. Of these amounts $26,000 in each period represented unpaid rent due from the related party. As of the date of this Prospectus, all outstanding balances have been paid in full.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

36

DESCRIPTION OF SECURITIES

Common Stock

There are 100,000,000 shares of Common Stock, $.001 par value, authorized, with 10,000,000 shares issued and outstanding and 25,000,000 shares of Preferred Stock, par value $0.001 per share, authorized, none of which has been issued or is outstanding. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock, which may be authorized and issued in the future. Upon a liquidation, dissolution or winding up of our Company the holders of Common Stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities, and subject further only to the prior rights of any outstanding Preferred Stock which may be authorized and issued in the future. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered herein will be, when issued and paid for, fully paid and non-assessable. Cumulative voting in the election of directors is not permitted and the holders of a majority of the number of outstanding shares will be in a position to control the election of directors at a general shareholder meeting and may elect all of the directors standing for election. We have no present intention to pay cash dividends to the holders of Common Stock.

Preferred Stock

Our Articles of Incorporation, as amended, also authorizes ten million shares of Preferred Stock, par value of $0.001 per share, none of which has been issued. The Preferred Stock is entitled to preference over the Common Stock with respect to the distribution of assets of our Company in the event of liquidation, dissolution, or winding-up of our Company, whether voluntarily or involuntarily, or in the event of the any other distribution of our assets, among our stockholders for the purposes of winding-up affairs. The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors, in their sole discretion, have the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.

Transfer Agent and Registrar

We have retained Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209, phone (303) 282-4800 as the transfer agent for our Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

In the event our Common Stock is approved for trading in the future, of which there can be no assurance, market sales of shares of our Common Stock after this Offering and from time to time, and the availability of shares for future sale, may reduce the market price of our Common Stock. Sales of substantial amounts of our Common Stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our Common Stock and could impair our future ability to obtain capital, especially through an offering of equity securities. After the effective date of the registration statement of which this Prospectus is a part, all of the shares sold in this Offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates. After the effective date of the registration statement of which this Prospectus is a part, all of the shares registered in this Offering, constituting 2,485,432 shares, will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. The balance of 7,514,568 shares which are not being registered will be eligible for sale pursuant to the exemption from registration. However, these shares not being registered are held by our management and other affiliates who are limited to selling only 1% of our issued and outstanding shares every 90 days.

If our application to trade our Common Stock on the OTCQB is approved, of which there can be no assurance, it is anticipated that our Common Stock will be considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

37

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities. In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. See “RISK FACTORS.”

Rule 144

Rule 144, adopted by the Securities and Exchange Commission pursuant to the Securities Act of 1933, generally provides an exemption for the resale or privately offered securities provided the conditions of the rule are met, which include, among other limitations, that the securities be held for a minimum of nine months due to the fact that we expect to be a reporting company pursuant to the Securities Exchange Act of 1934, as amended. Consequently, our shareholders who are affiliates and whose shares are not being registered as part of the registration statement we have filed with the SEC (of which this Prospectus is a part) may not be able to avail themselves of Rule 144 or otherwise be readily able to liquidate their investments in the event of an emergency or for any other reason, and the shares may not be accepted as collateral for a loan. If such non-affiliate has owned the shares for at least nine months, he or she may sell the shares without complying with any of the restrictions of Rule 144 once we are deemed a reporting company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by Andrew I. Telsey, P.C., Centennial, Colorado. Andrew I. Telsey, sole shareholder of Andrew I. Telsey, P.C., owns 146,145 shares of our Common Stock.

EXPERTS

The financial statements of Illumination America, Inc. as of and for the years ended December 31, 2014 and 2013 included herein have been audited by BF Borgers CPA PC, independent registered public accountants, as indicated in their reports with respect thereto, and are in reliance upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the 33 Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

38

ADDITIONAL INFORMATION

We have filed this registration statement on Form S-1, including exhibits, with the SEC with respect to the shares being offered in this Offering. This Prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. If and when the SEC declares our registration statement effective, we will begin filing reports pursuant to the Securities Exchange Act of 1934, as amended. For further information with respect to our Common Stock, and us we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to herein are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F. St. NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a worldwide website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov. The SEC’s toll free investor information service can be reached at 1-800-SEC-0330.

FINANCIAL STATEMENTS

The audited financial statements for the fiscal years ending December 31, 2014 and 2013 are set forth on pages F1-F11; and the unaudited financials for the three and nine month interim periods ended September 30, 2015 and 2014, respectively, are set forth on pages on F12-F19.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

39

Financial Statements

For the Years Ended December 31, 2014 and 2013

ILLUMINATION AMERICA, INC.

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
   of Illumination America, Inc.:

We have audited the accompanying balance sheets of Illumination America, Inc. (“the Company”) as of December 31, 2014 and 2013 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Illumination America, Inc., as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ B F Borgers CPA PC

B F Borgers CPA PC
Lakewood, CO
January 12, 2016

F-3

Illumination America, Inc.

BALANCE SHEETS

	December 31,	December 31,
	2014	2013
Assets
Current Assets
Cash	$1,176	$22,209
Accounts Receivable	25,371	6,151
Related Party Receivable	26,000	26,000
Pre-paid Expenses	9,000	500
Deposits	1,000	1,000
Total Current Assets	62,547	55,860
Other assets	–	–
Total Assets	$62,547	$55,860

Liabilities
Current Liabilities
Accounts Payable	$42,009	$15,732
Other accrued expenses	6,777	2,885
Due to related parties	86,774	25,674
Total Current Liabilities	135,560	44,291
Total Liabilities	135,560	44,291

Stockholders' Deficit
Common stock, par value $0.001,Authorized 100,000,000; $0.001 par value common shares issued 8,292,871 as of December 31, 2014 and 8,131,890 December 31, 2013	8,293	8,132
Preferred stock, $0.001 par value, 25,000,000 shares authorized, 0 share issued and outstanding, respectively	–	–
Additional paid-in capital	952,007	826,868
Accumulated Deficit	(1,033,313)	(823,431)
Total Stockholders' Deficit	(73,013)	11,569
Total Liabilities and Stockholders' Deficit	$62,547	$55,860

See accompanying notes to consolidated financial statements

F-4

Illumination America, Inc.

STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,	December 31,
	2014	2013
Revenues	$114,696	$63,970
Cost of Sales	88,114	96,912
Gross Margin	26,582	(32,942)

Operating Expenses
Contract labor	31,155	42,273
Consulting expenses	16,181	95,086
General and administrative expenses	144,918	79,397
Professional fees	40,881	7,925
Rent	27,329	32,300

Total Operating Expenses	260,464	256,981

Loss from operations	(233,882)	(289,923)

Other Income (Expenses)
Other Income - Related Party	24,000	24,000
Total Other Expenses	24,000	24,000

Net Loss before Income Taxes	(209,882)	(265,923)

Income Tax Benefit	–	–

Net Loss	$(209,882)	$(265,923)

Net Loss per Common Share - Basic and Diluted	$(0.03)	$(0.03)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	8,879,113	8,260,841

See accompanying notes to consolidated financial statements

F-5

Illumination America, Inc.

STATEMENTS OF STOCKHOLDERS' DEFICIT

FOR THE YEARS ENDED December 31, 2013 and 2014

	Common Stock		Additional Paid-In	Stockholders'	Total Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2012	7,611,562	7,612	422,388	(557,508)	(127,508)
Shares issued for cash	520,328	520	404,480		405,000
Net loss for year ended December 31, 2013				(265,923)	(265,923)
Balance, December 31, 2013	8,131,890	8,132	826,868	(823,431)	11,569
Shares issued for cash	160,980	161	125,139		125,300
Net loss for year ended December 31, 2014				(209,882)	(209,882)
Balance, December 31, 2014	8,292,871	8,293	952,007	(1,033,313)	(73,013)

See accompanying notes to consolidated financial statements

F-6

Illumination America, Inc.

STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,	December 31,
	2014	2013
Cash Flows from Operating Activities
Net Loss	$(209,882)	$(265,923)
Adjustment to reconcile net loss from operations:
Changes in Operating Assets and Liabilities
Accounts Receivable	(19,220)	(28,302)
Advances	(9,000)
Prepaid Deposits		3,276
Accounts Payable and Accrued Expenses	24,284	(3,863)
Other current liabilities	5,885
Due to related parties	61,100	(92,924)
Net Cash Used in Operating Activities	(146,833)	(387,736)

Cash Flows from Financing Activities
Issuance of Capital Stock for cash	125,800	405,000
Note payable
Net Cash Provided by Financing Activities	125,800	405,000

Net Increase (Decrease) in Cash	(21,033)	17,264
Cash at Beginning of Period	22,209	4,945
Cash at End of Period	$1,176	$22,209

Supplemental Cash Flow Information:
Income Taxes Paid	$–	$–
Interest Paid	$–	$–

See accompanying notes to consolidated financial statements

F-7

Illumination America, Inc.

Notes to Combined Financial Statements

December 31, 2013 and 2014

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Illumination America, Inc., formerly Illumination America, LLC, a Florida limited liability company, was formed on October 6, 2009. A Certificate of Conversion and Articles of Incorporation were filed August 4, 2014 with an organizational date deemed effective October 6, 2009, for Illumination America, Inc., the resulting Florida corporation.

The Company’s accounting year end is December 31.

Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles.

NOTE 2 – GOING CONCERN

The Company’s financial statements as of December 31, 2014 have been prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The Company has incurred significant losses.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The condensed financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses or recognized when incurred.

Stock Split

On December 22, 2015, the Company’s board of directors authorized a forward split of the Company’s issued and outstanding Common Stock whereby each share of Common Stock was exchanged for 1.2847603145 shares, with fractional shares rounded to the nearest round number. In connection therewith, Company shareholders of record as of the close of business on December 22, 2015 the record date, received an additional 1.2847603145 shares of the Company’s Common Stock for each share of Common Stock held by them on the record date. Under the guidelines of Staff Accounting Bulletin 4c, a capital structure change such as a stock split that occurs after the date of the most recent balance sheet must be given retroactive effect in the balance sheet. Accordingly, all references to the numbers of common shares and per share data in the accompanying financial statements have been adjusted to reflect this forward split on a retroactive basis, unless indicated otherwise

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates include estimated useful lives and potential impairment of property and equipment, estimate of fair value of share based payments and derivative instruments and recorded debt discount, valuation of deferred tax assets and valuation of in-kind contribution of services and interest.

F-8

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At December 31, 2014 and December 31, 2013, the Company cash equivalents totaled $1,176 and $22,209 respectively.

Accounts Receivable

We record accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances and is charged to Other income (expense) in the consolidated statements of operations. We calculate this allowance based on our history of write-offs, the level of past-due accounts based on the contractual terms of the receivables, and our relationships with, and the economic status of, our customers. As of December 31, 2013 and 2014, an allowance for estimated uncollectible accounts was determined to be unnecessary.

Net Loss per Share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by Financial Accounting Standards, ASC Topic 260, "Earnings per Share". Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.

Revenue Recognition

We recognize revenue when the four revenue recognition criteria are met, as follows:

•	Persuasive evidence of an arrangement exists – our customary practice is to obtain written evidence, typically in the form of a sales contract or purchase order;

•	Delivery – when custody is transferred to our customers either upon shipment to or receipt at our customers’ locations, with no right of return or further obligations, such as installation;

•	The price is fixed or determinable – prices are typically fixed at the time the order is placed and no price protections or variables are offered; and

•	Collectability is reasonably assured – we typically work with businesses with which we have a long standing relationship, as well as monitoring and evaluating customers’ ability to pay.

Refunds and returns, which are minimal, are recorded as a reduction of revenue. Payments received by customers prior to our satisfying the above criteria are recorded as unearned income in the consolidated balance sheets. To date, substantially all of the Company’s revenue has come from the sale of LED tubes and fixtures. If the Company enters into a project requiring installation, this installation is performed by the client or from a third party contractor and no revenue is recognized on the installation since the third party directly bills the client.

Fair Value of Financial Instruments

The Company applies the accounting guidance under Financial Accounting Standards Board (“FASB”) ASC 820-10, “Fair Value Measurements”, as well as certain related FASB staff positions. This guidance defines fair value as the price that would be received from m selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact business and considers assumptions that marketplace participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

F-9

The guidance also establishes a fair value hierarchy for measurements of fair value as follows:

•	Level 1 - quoted market prices in active markets for identical assets or liabilities.

•	Level 2 - inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 - unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amount of the Company's financial instruments approximates their fair value as of December 31, 2014 and December 31, 2013, due to the short-term nature of these instruments.

Recent Accounting Pronouncements

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation”. The update removes all incremental financial reporting requirements from GAAP for development stage entities, including the removal of Topic 915 from the FASB Accounting Standards Codification. In addition, the update adds an example disclosure in Risks and Uncertainties (Topic 275) to illustrate one way that an entity that has not begun planned principal operations could provide information about the risks and uncertainties related to the company’s current activities. Furthermore, the update removes an exception provided to development stage entities in Consolidations (Topic 810) for determining whether an entity is a variable interest entity-which may change the consolidation analysis, consolidation decision, and disclosure requirements for a company that has an interest in a company in the development stage. The update is effective for the annual reporting periods beginning after December 15, 2014, including interim periods therein. Early application with the first annual reporting period or interim period for which the entity’s financial statements have not yet been issued (Public business entities) or made available for issuance (other entities). The Company adopted this pronouncement for the year ended December 31, 2014.

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-12, “Compensation – Stock Compensation (Topic 718 ); Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period”. The amendments in this ASU apply to all reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards. For all entities, the amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. Entities may apply the amendments in this ASU either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost. This updated guidance is not expected to have a material impact on our results of operations, cash flows or financial condition. We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

In August 2014, the FASB issued Accounting Standards Update “ASU” 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this Update provide that guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

F-10

All other newly issued accounting pronouncements but not yet effective have been deemed either immaterial or not applicable.

NOTE 4 – RELATED PARTY TRANSACTIONS

Since January 1, 2013 the Company has sub-leased a portion of its office space to a related company, Grom Social, Inc. at the rate of $2,000 per month. As of December 31, 2014 and December 31, 2013, the balance of the related party receivables on the Company’s balance sheet were $26,00 and $26,000, respectively, all of which represented unpaid rent due from the related party.

For both the years ended December 31, 2014 and December 31, 2013, respectively the Company recorded $24,000 in other income on its Income Statement in “Other Income Related Party”.

Members of the Company’s Board of Directors have advanced working capital to pay expenses of the Company. These loans payable are due on demand and non-interest bearing. The outstanding amount due to related parties was $86,774 and $25,674 as of December 31, 2014 and December 31, 2013, respectively.

NOTE 5 – STOCKHOLDERS' DEFICIT

The Company has 100,000,000 shares of Common Stock authorized with a par value of $0.001 per share and 25,000,000 shares of Preferred Stock authorized, with a par value of $0.001 per share.

Common Stock Issued in Private Placements

During the year ending December 31, 2013, the Company accepted subscription agreements from investors and issued 520,328 shares of its common stock for net proceeds totaling $405,000.

During the year ending December 31, 2014, the Company accepted subscription agreements from investors and issued 160,980 shares of its common stock for net proceeds totaling $125,300.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company has a lease agreements for office space that expires on October 31, 2015. The total future minimum lease payments under the operating lease are as follows:

Periods	Amounts

For the year ended December 31, 2015	$25,740

Thereafter	$–

NOTE 8 – SUBSEQUENT EVENTS

On November 1, 2015 the Company entered into a new lease agreement for a period of three years at a base rate of $2,670 per month subject to annual escalation provisions.

In November 2015, the Company’s Board of Directors authorized the issuance of 146,145 shares of Common Stock in exchange for legal services and 321,190 shares for consulting services. The Company also sold an additional 385,428 shares of its Common Stock as part of its private offering of shares, which shares were sold at a price of $1.00 per share. All share and price references are pre-forward split.

In December 2015, the Company undertook a forward split of its Common Stock whereby each share of issued and outstanding Common Stock was exchanged for 1.26847603145 shares of the Company's Common Stock, with any fractional shares rounded to the nearest whole number. All references to the numbers of common shares and per share data in the accompanying financial statements have been adjusted to reflect this forward split on a retroactive basis, unless indicated otherwise.

On February 18, 2016, the Company received payment in full of $28,201 on an outstanding lease obligation due from a related party.

F-11

ILLUMINATION AMERICA, INC.

UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED

SEPTEMBER 30, 2015 AND 2014

F-12

ILLUMINATIONS AMERICA, INC.

BALANCE SHEETS

	September 30, 2015	December 31, 2014
	(Unaudited) (Restated)	(Audited)
ASSETS
CURRENT ASSETS
Cash	$7,957	$1,176
Accounts Receivable	36,711	25,371
Related Party Receivable	35,195	26,000
Pre-paid Expenses	–	9,000
Deposits	6,000	1,000
TOTAL CURRENT ASSETS	85,863	62,547

OTHER ASSETS	$–	$–

TOTAL ASSETS	$85,863	$62,547

LIABILITIES AND STOCKHOLDER EQUITY
LIABILITIES
Current Liabilities:
Accounts Payable	$15,614	$42,009
Other accrued expenses	9,905	6,777
Loan Payable - Related Party	67,419	86,774
TOTAL LIABILITIES	$92,938	$135,560

COMMITMENTS AND CONTINGENCIES	–	–

STOCKHOLDER EQUITY
Common stock: authorized 100,000,000; $0.001 par value; 9,147,236 shares issued and outstanding at September 30, 2015 and 8,292,871 shares issued and outstanding at December 31, 2014	7,120	8,293
Preferred stock: authorized 25,000,000, $.001 par value; 0 shares issued and outstanding	–	–
Additional paid-in capital	1,616,153	952,007
Accumulated Deficit	(1,632,375)	(1,033,313)
Total Stockholders' Equity	$(7,075)	$(73,013)

TOTAL LIABILITIES AND STOCKHOLDER EQUITY	$85,863	$62,547

The accompanying notes are an integral part of these financial statements

F-13

ILLUMINATIONS AMERICA, INC.

STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30, 2015	For the Three Months Ended September 30, 2014	For the Nine Months Ended September 30, 2015	For the Nine Months Ended September 30, 2014
	(Restated) (Unaudited)	(Unaudited)	(Restated) (Unaudited)	(Unaudited)

REVENUES
Sales:
Sales	$90,693	$59,773	$178,399	$73,035
Total Income	90,693	59,773	178,399	73,035

Cost of Goods Sold:
Cost of Goods Sold	$66,082	$29,680	$133,564	$42,398
Total Cost of Goods Sold	66,082	29,680	133,564	42,398

Gross Profit	24,611	30,093	44,835	30,637

Operating Expenses:
General and administrative expenses	87,200	40,256	513,140	71,952
Stock based compensation	350,000	–	350,000	–
Payroll expenses	33,237	22,537	83,451	64,489
Professional fees	26,646	14,194	42,790	31,750
Rent	7,722	7,394	23,166	19,716

Total Expenses	504,805	84,381	662,547	187,907

Loss from operations	(480,194)	(54,288)	(617,712)	(157,270)

Other Income (Expenses)
Other Income	402	–	649	–
Other Income - related party	6,000	6,000	18,000	18,000

Income (Loss) Before Income Tax	$(473,792)	$(48,288)	$(599,063)	$(139,270)

Provision for Income Tax	–	–	–	–

Net Income for Period	(473,792)	(48,288)	(599,063)	(139,270)

Net gain (loss) per share:
Basic and diluted	$(0.06)	$(0.01)	$(0.07)	$(0.02)

Weighted average number of shares outstanding:
Basic and diluted	8,879,113	8,260,841	8,650,843	8,179,847

The accompanying notes are an integral part of these financial statements

F-14

ILLUMINATIONS AMERICA, INC.

STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30, 2015 (Unaudited) (Restated)	For the Nine Months Ended September 30, 2014 (Unaudited)
Operating activities:
Net Income	$(599,063)	$(139,270)
Adjustment to reconcile net loss to net cash provided by operations:

Changes in assets and liabilities:
Stock-based compensation	350,000
Accounts Receivable	(20,536)	(41,633)
Advance	8,500	(9,500)
Prepaid deposits	(5,000)
Accounts payable and other accrued expenses	(22,766)	26,380
Due to related parties	(19,354)	31,500
Net cash provided by operating activities	$(308,219)	$(132,523)

Financing activities:
Proceeds from issuance of common stock	315,000	114,000
Net cash provided by financing activities	315,000	114,000

Investing activities:
Purchase of Building/Property	$–	$–
Net cash provided by investing activities	$–	$–
Net increase in cash	$6,781	(18,523)
Cash, beginning of period	1,176	22,209
Cash, end of period	$7,957	$3,686

Supplemental disclosure of cash flow information:
Cash paid during the period
Taxes	$–	$–
Interest	$–	$–

The accompanying notes are an integral part of these financial statements

F-15

Illuminations America, Inc.

Notes to the Financial Statements

September 30, 2015

Note 1: Organization and Basis of Presentation

Illumination America, Inc., formerly Illumination America, LLC, a Florida Limited Liability Company, was formed on October 6, 2009. A Certificate of Conversion and Articles of Incorporation were filed August 4, 2014 with an organizational date deemed effective October 6, 2009, for Illumination America, Inc., the resulting Florida corporation.

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The Financial Statements and related disclosures as of September 30, 2015 are unaudited pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Unless the context otherwise requires, all references to “Illuminations,“ Illuminations America,” “we”, “us”, “our” or the “Company” are to Illuminations America, Inc.

Note 2: Significant Accounting Policies and Recent Accounting Pronouncements

Basis of Presentation

The condensed financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses or recognized when incurred.

On December 22, 2015, the Company’s board of directors authorized a forward split of the Company’s issued and outstanding Common Stock whereby each share of Common Stock was exchanged for 1.2847603145 shares, with fractional shares rounded to the nearest round number. In connection therewith, Company shareholders of record as of the close of business on December 22, 2015 the record date, received an additional 1.2847603145 shares of the Company’s Common Stock for each share of Common Stock held by them on the record date. Under the guidelines of Staff Accounting Bulletin 4c, a capital structure change such as a stock split that occurs after the date of the most recent balance sheet must be given retroactive effect in the balance sheet. Accordingly, all references to the numbers of common shares and per share data in the accompanying financial statements have been adjusted to reflect this forward split on a retroactive basis, unless indicated otherwise

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. These unaudited interim financial statements include all adjustments which in the opinion of management are necessary to a fair presentation of financial position and results of operations. All such adjustments are of a normal and recurring nature.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

We record accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances and is charged to Other I(Expense) in the consolidated statements of operations. We calculate this allowance based on our history of write-offs, the level of past-due accounts based on the contractual terms of the receivables, and our relationships with, and the economic status of, our customers. As of September, 2015, an allowance for estimated uncollectible accounts was determined to be unnecessary.

F-16

Illuminations America, Inc.

Notes to the Financial Statements

September 30, 2015

Fair Value of Financial Instruments

ASC 825, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments. ASC 820, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2015.

The respective carrying values of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, accrued liabilities and notes payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value.

Basic and Diluted Loss per Share

The Company computes earnings (loss) per share in accordance with ASC 260-10-45 “Earnings per Share”, which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings (loss) per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive earnings (loss) per share excludes all potential common shares if their effect is anti-dilutive. The Company has no potential dilutive instruments, and therefore, basic and diluted earnings (loss) per share are equal.

Revenue Recognition

We recognize revenue when the four revenue recognition criteria are met, as follows:

•	Persuasive evidence of an arrangement exists – our customary practice is to obtain written evidence, typically in the form of a sales contract or purchase order;

•	Delivery – when custody is transferred to our customers either upon shipment to or receipt at our customers’ locations, with no right of return or further obligations, such as installation;

•	The price is fixed or determinable – prices are typically fixed at the time the order is placed and no price protections or variables are offered; and

•	Collectability is reasonably assured – we typically work with businesses with which we have a long standing relationship, as well as monitoring and evaluating customers’ ability to pay.

Refunds and returns, which are minimal, are recorded as a reduction of revenue. Payments received by customers prior to our satisfying the above criteria are recorded as unearned income in the consolidated balance sheets. To date, substantially all of the Company’s revenue has come from the sale of LED tubes and fixtures. If the Company enters into a project requiring installation, this installation is performed by the client or from a third party contractor and no revenue is recognized on the installation since the third party directly bills the client.

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

F-17

Illuminations America, Inc.

Notes to the Financial Statements

September 30, 2015

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Stock Based Compensation

The Company accounts for share-based payments pursuant to ASC 718, “Stock Compensation” and, accordingly, the Company records compensation expense for share-based awards based upon an assessment of the grant date fair value for stock options and restricted stock awards using the Black-Scholes option pricing model. Stock compensation expense for stock options is recognized over the vesting period of the award or expensed immediately under ASC 718 and EITF 96-18 when stock or options are awarded for previous or current service without further recourse.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) periodically issues new accounting standards in a continuing effort to improve standards of financial accounting and reporting. The Company has reviewed the recently issued pronouncements. During this review the Company decided to early adopt ASU 2014-10 which eliminates the definition of a development stage entity, eliminates the development stage presentation and disclosure requirements under ASC 915, and amends provisions of existing variable interest entity guidance under ASC 810.

On June 10, 2014, The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, consolidation, which removes all incremental financial reporting requirements from GAAP for development stage entities, including the removal of Topic 915 from the FASB Accounting Standards Codification. For the first annual period beginning after December 15, 2014, the presentation and disclosure requirements in Topic 915 will no longer be required for the public business entities. The revised consolidation standards are effective one year later, in annual periods beginning after December 15, 2015. Early adoption is permitted. The Company has adopted the amendment as of fiscal year ended September 30, 2014.

There are several new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”) which are not yet effective. Each of these pronouncements, as applicable, has been or will be adopted by the Company. As of September 30, 2015, none of these pronouncements is expected to have a material effect on the financial position, results of operations or cash flows of the Company.

Note 3: Going Concern

The Company’s financial statements as of September 30, 2015 have been prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The Company has incurred significant losses.

F-18

Illuminations America, Inc.

Notes to the Financial Statements

September 30, 2015

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4: Commitments and Contingencies

The Company has a lease agreement for office space that expires on October 31, 2015. The total future minimum lease payments under the operating lease are as follows:

Periods	Amounts

For the remainder of the year ended December 31, 2015	$2,574

Thereafter	$–

TOTAL	$2,574

On November 1, 2015, the Company entered into a new lease agreement for a period of three years at a base rate of $2,670 per month subject to annual escalation provisions.

Note 5: Legal Matters

The Company has no known legal issues pending.

Note 6: Capital Stock

The Company has 100,000,000 shares of Common Stock authorized with a par value of $0.001 per share and 25,000,000 shares of Preferred Stock authorized, with a par value of $0.001 per share.

Common Stock Issued in Private Placements

During the nine-month period ended September 30, 2015, the Company accepted subscription agreements from investors and issued 404,699 shares of its common stock for net proceeds totaling $315,000.

Common Stock Issued in Exchange for Services

During the nine-month period ended September 30, 2015, the Company issued 449,666 shares of its common stock valued at $350,000 to a consultant for investor relations services.

Note 7: Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

F-19

Illuminations America, Inc.

Notes to the Financial Statements

September 30, 2015

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized. ..ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Note 8: Related Party Transactions

Since January 1, 2013, the Company has sub-leased a portion of its office space to a related company, Grom Social, Inc. at the rate of $2,000 per month. Grom is controlled by the Company’s two directors. As of September 30, 2015 and December 31, 2014, the balances of the related party receivables on the Company’s balance sheet were $35,195 and $26,000, respectively. Of these amounts $26,000 in each period represented unpaid rent due from the related party. For both the three and nine month periods ended September 30, 2015 and September 30, 2014, the Company recorded $6,000 and $18,000, respectively, on its Income Statement in “Other Income Related Party”.

Members of the Company’s Board of Directors have advanced working capital to pay expenses of the Company. These loans payable are due on demand and non-interest bearing. The outstanding amounts due to related parties was $67,419 and $86,774 as of September 30, 2015 and December 31, 2014, respectively.

Note 9: Restatement of Financials Statements

Our interim financial statements for the three and nine month periods ended September 30, 2015, as previously filed as part of our initial registration statement filed with the SEC on January 13, 2016, have been restated. The previously filed financial statements did not reflect the proper matching of revenues and cost during the appropriate quarterly interim periods. The impact of this restatement on the Company’s Balance Sheet, Income Statements for the three and nine month periods ended September 30, 2015, and on the Statements of Cash Flows for the period ended September 30, 2015, are reflected in the tables below:

	Previously reported	Adjustment	Restated

BALANCE SHEET			September 30, 2015
			(Unaudited)

CURRENT ASSETS
Accounts Receivable	$31,234	$5,477	$36,711
TOTAL CURRENT ASSETS	80,386	5,477	85,863
TOTAL ASSETS	$80,386	$5,477	$85,863

LIABILITIES
Current Liabilities:
Accounts Payable	$22,690	$(7,076)	$15,614
TOTAL LIABILITIES	$100,014	$(7,076)	$92,938

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER EQUITY
Accumulated Deficit	(1,644,928)	12,553	(1,632,375)
Total Stockholders' Equity	$(19,628)	$12,553	$(7,075)
TOTAL LIABILITIES AND STOCKHOLDER EQUITY	$80,386	$5,477	$85,863

F-20

Illuminations America, Inc.

Notes to the Financial Statements

September 30, 2015

STATEMENT OF OPERATIONS	Previously reported	Adjustment	Restated
	For the	For the	For the
	Three Months Ended	Three Months Ended	Three Months Ended
	September 30, 2015	September 30, 2015	September 30, 2015
	(Unaudited)	(Unaudited)	(Unaudited)

REVENUES
Sales:
Sales	$20,686	$70,007	$90,693
Total Income	20,686	70,007	90,693

Cost of Goods Sold:
Cost of Goods Sold	$46,195	$19,887	$66,082
Total Cost of Goods Sold	46,195	19,887	66,082

Gross Profit	(25,509)	50,120	24,611
Loss from operations	(530,314)	50,120	(480,194)
Income (Loss) Before Income Tax	$(523,912)	$50,120	$(473,792)
Net (Loss) for Period	(523,912)	50,120	(473,792)
Net gain (loss) per share:
Basic and diluted	$(0.06)	$0.01	$(0.05)

STATEMENT OF OPERATIONS	Previously reported	Adjustment	Restated
	For the	For the	For the
	Nine Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2015	September 30, 2015	September 30, 2015
	(Unaudited)	(Unaudited)	(Unaudited)

Sales:
Sales	$172,922	$5,477	$178,399
Total Income	172,922	5,477	178,399
Cost of Goods Sold:
Cost of Goods Sold	$140,640	$(7,076)	$133,564
Total Cost of Goods Sold	140,640	(7,076)	133,564

Gross Profit	32,282	12,553	44,835
Loss from operations	(630,265)	12,553	(617,712)
Income (Loss) Before Income Tax	$(611,616)	$12,553	$(599,063)
Net (Loss) for Period	(611,616)	12,553	(599,063)

F-21

Illuminations America, Inc.

Notes to the Financial Statements

September 30, 2015

STATEMENT OF CASH FLOWS	Previously reported	Adjustment	Restated

	For the	For the	For the
	Nine Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2015	September 30, 2015	September 30, 2015
	(Unaudited)	(Unaudited)	(Unaudited)

Operating activities:

Net Income	$(611,616)	$12,553	$(599,063)
Accounts Receivable	(15,059)	(5,477)	(20,536)
Accounts payable and other accrued expenses	(15,690)	(7,076)	(22,766)

Note 10: Subsequent Events

On November 1, 2015 the Company entered into a new lease agreement for a period of three years at a base rate of $2,670 per month subject to annual escalation provisions.

In November 2015, the Company’s Board of Directors authorized the issuance of 113,753 shares of Common Stock in exchange for legal services and 250,000 shares for consulting services. The Company also sold an additional 300,000 shares of its Common Stock as part of its private offering of shares, which shares were sold at a price of $1.00 per share. All share and price references are pre-forward split.

In December 2015, the Company undertook a forward split of its Common Stock whereby each share of issued and outstanding Common Stock was exchanged for 1.26847603145 shares of the Company's Common Stock, with any fractional shares rounded to the nearest whole number.

All references to the numbers of common shares and per share data in the accompanying financial statements have been adjusted to reflect this forward split on a retroactive basis, unless indicated otherwise.

On February 18, 2016 the Company received payment in full of $28,201 on an outstanding lease obligation due from a related party.

F-22

PROSPECTUS

__________________, 201__

Until ____________, 20__, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to be Paid
SEC registration fee	$195
Legal fees and expenses	$25,000
Accounting fees and expenses	$16,000
Miscellaneous	$1,000

Total	$42,195

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Florida Business Corporation Act and our Articles of Incorporation, our directors and officers will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director or officer of his “duty of care.” This provision does not apply to the directors’: (i) acts or omissions that involve intentional misconduct, fraud or a knowing and culpable violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of his duties, including gross negligence.

The effect of this provision in our Articles of Incorporation is to eliminate the rights of our Company and our shareholders (through shareholder’s derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above. This provision does not limit nor eliminate the rights of our Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. Section 145 of the Florida General Corporation Law provides corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

In November 2015, the Company’s Board of Directors authorized the issuance of 113,753 shares of Common Stock in exchange for legal services and 250,000 shares for consulting services. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, to issue these shares, as this transaction did not involve a public offering and the individuals who received shares had special knowledge of our operations and business.

In June 2015, we issued 350,000 shares of our Common Stock to a consultant pursuant to the terms of a Consulting Agreement. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, to issue these shares, as this transaction did not involve a public offering and the individuals who received shares had special knowledge of our operations and business.

During the years ended December 31, 2015, 2014 and 2013, the Company also sold 315,000, 125,000 and 405,000 shares of its Common Stock in its private offerings of shares, which shares were sold at a price of $1.00 per share (40.78 per share post-split). All share and price references are pre-forward split. We relied upon the exemption from registration provided by Regulation D of the Securities Act of 1933, as amended, to issue these shares.

II-1

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description

3.1	Articles of Incorporation *
3.2	Bylaws *
3.4	Specimen Stock Certificate *
5.1	Opinion of Andrew I. Telsey, P.C. re: legality
10.1	Form of Sales Rep Agreement *
10.2	Consulting Agreement and Addendum *
10.3	Sublease Agreement with Grom Social, Inc.
23.1	Consent of Andrew I. Telsey, P.C.
23.2	Consent of BF Borgers CPA PC

* Previously filed in our S-1 registration statement filed with the Commission on January 13, 2016

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(A)	Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B)	Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C)	Include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)	For determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A)	Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;
(B)	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(C)	The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(D)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned in the city of Boca Raton, Florida on March 3, 2016.

ILLUMINATION AMERICA, INC.
By: /s/ Ismael Llera Ismael Llera, President, Chief Executive Officer, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ismael Llera, Chief Executive Officer, as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the following persons in the capacities and on the dates indicated have signed this amended Registration Statement:

Signature	Title	Date

/s/ Melvin Leiner Melvin Leiner	Director	March 3, 2016

/s Darren Marks	Director	March 3, 2016

Darren Marks

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